Exhibit 99.1
EXECUTION COPY

CREDIT AGREEMENT
dated as of February 28, 2006
among
A. SCHULMAN, INC.,
The GERMAN BORROWER, the FRENCH BORROWER and the other
EUROPEAN BORROWERS from time to time party hereto,
The LENDERS party hereto,
J.P. MORGAN EUROPE LIMITED,
as European Agent,
and
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

J.P. MORGAN SECURITIES INC.,
as Sole Bookrunner and Sole Lead Arranger

i

SCHEDULES:
Schedule 1.01A— Initial Subsidiary Guarantors
Schedule 1.01B— Mandatory Cost Formulae
Schedule 2.01 — Lenders and Commitments
Schedule 2.05 — Existing Letters of Credit
Schedule 2.19 — Payment Instructions
Schedule 3.11 — Subsidiaries
Schedule 6.02 — Existing Liens
EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption

Exhibit B-1	—	Form of Borrowing Subsidiary Agreement

Exhibit B-2	—	Form of Borrowing Subsidiary Termination

Exhibit C	—	Form of Issuing Bank Agreement

Exhibit D	—	Form of Subsidiary Guarantee Agreement

Exhibit E	—	Form of Collateral Sharing Agreement

Exhibit F	—	List of Closing Documents

Exhibit G	—	Taux Effectif Global Letter

          CREDIT AGREEMENT dated as of February 28, 2006 among A. SCHULMAN, INC., a Delaware corporation (the “Company”), the GERMAN BORROWER (as defined below), the FRENCH BORROWER (as defined below), the other EUROPEAN BORROWERS (as defined below) from time to time party hereto, the LENDERS party hereto, J.P. MORGAN EUROPE LIMITED, as European Agent, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.
          The parties hereto agree as follows:
ARTICLE I
Definitions
          SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
          “ABR”, when used in reference to any Loan or Borrowing to the Company under the US Tranche, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
          “Acquired Entity” means the assets or Person acquired in connection with a Permitted Acquisition.
          “Adjusted EBITDA” means, as of any date of determination and without duplication: (i) EBITDA for the Company and its consolidated Subsidiaries for the four (4) fiscal quarter period ending on the last day of the most recent fiscal quarter ending on or preceding such date of determination, plus (ii) Pro Forma EBITDA for Permitted Acquisitions consummated after the Effective Date. Effective upon the consummation of a Permitted Acquisition, Adjusted EBITDA shall be adjusted to include Pro Forma EBITDA for the applicable target entity that has been acquired. Effective upon the consummation of any Material Disposition permitted pursuant to Section 6.03, Adjusted EBITDA shall be adjusted on a pro forma basis as of the last day of the fiscal quarter for which the Company has delivered the financial statements required to be delivered pursuant to Section 5.01(a) or 5.01(b), as applicable, to remove the impact (whether positive or negative) that the assets which are the subject of such Material Disposition permitted pursuant to Section 6.03 have on Adjusted EBITDA.
          “Adjusted LIBO Rate” means an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided, that, with respect to Eurocurrency Borrowings denominated in an Alternative Currency, the Adjusted LIBO Rate shall mean the LIBO Rate.
          “Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder.
          “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

          “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
          “Agents” means, collectively, the Administrative Agent and the European Agent, and “Agent” means either one of them.
          “Alternate Base Rate” means, for any day for any Loan, Letter of Credit or other financial accommodation under the US Tranche that is made to the Company and that specifies or that requires that the interest rate applicable thereto be the “Alternate Base Rate”, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day, and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%, with the understanding that any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate.
          “Alternative Currency” means any currency other than US Dollars that is freely available, freely transferable and freely convertible into US Dollars and in which dealings in deposits are carried on in the Applicable Interbank Market, provided that at the time of the issuance, amendment, renewal or extension of any Letter of Credit denominated in a currency other than US Dollars and Euro, such other currency is reasonably acceptable to the Administrative Agent and the Issuing Bank in respect of such Letter of Credit.
          “Alternative Currency LC Exposure” means, at any time, the sum of (a) the US Dollar Equivalent of the aggregate undrawn and unexpired amount of all outstanding Alternative Currency Letters of Credit at such time plus (b) the US Dollar Equivalent of the aggregate principal amount of all LC Disbursements in respect of Alternative Currency Letters of Credit that have not yet been reimbursed at such time.
          “Alternative Currency Letter of Credit” means a Letter of Credit denominated in an Alternative Currency.
          “Applicable Agent” means (a) the Administrative Agent with respect to a Loan, Letter of Credit or other financial accommodation extended to the Company under the US Tranche, with respect to any payment hereunder that does not relate to a particular Loan or Borrowing and is not covered by clause (b) hereof, and with respect to the administration of the transactions evidenced hereby generally, and (b) the European Agent with respect to a Loan, Letter of Credit or other financial accommodation extended to the French Borrower, the German Borrower, any European Borrower or, solely with respect to the French Tranche, the Company, and with respect to the administration of the European portion of the transactions evidenced hereby.
          “Applicable Interbank Market” means for any Loan, Letter of Credit or other financial accommodation denominated in (x) Euro, the European interbank market, and (y) any other Alternative Currency or US Dollars, the London interbank market.
          “Applicable Interbank Rate” means (x) for any Loan, Letter of Credit or other financial accommodation made to the Company under the US Tranche or any other Borrower under any Tranche in a currency other than Euro, the Adjusted LIBO Rate and (y) for any Loan, Letter of Credit or other financial accommodation made to any Borrower in Euro, the EURIBO Rate.
          “Applicable Rate” means, for any day, with respect to any Eurocurrency Revolving Loan or Eurocurrency Term Loan, any Letter of Credit participation fee under Section 2.12(b), or with respect to the facility fees payable pursuant to Section 2.12(a), as the case may be, the applicable rate per annum set forth below under the caption “Facility Fee Rate”, “Eurocurrency Term Loan Spread”, or “Eurocurrency Revolving Loan Spread and Letter of Credit Participation Fee Percentage,” as the case may be, based upon the Total Leverage Ratio as reflected in the then most recently delivered quarterly or annual financials as required under Section 5.01:

			Eurocurrency
			Revolving Loan
			Spread and
			Letter of Credit	Eurocurrency
Pricing	Total Leverage	Facility	Participation Fee	Term Loan
Level:	Ratio:	Fee Rate:	Percentage:	Spread:
Level I	Less than or equal to 1.50 to 1.00	0.09%	0.31%	0.40%

Level II	Greater than 1.50 to 1.00 but less than or equal to 2.00 to 1.00	0.10%	0.40%	0.50%

Level III	Greater than 2.00 to 1.00 but less than or equal to 2.50 to 1.00	0.125%	0.50%	0.625%

Level IV	Greater than 2.50 to 1.00 but less than or equal to 3.00 to 1.00	0.175%	0.70%	0.875%

Level V	Greater than 3.00 to 1.00	0.20%	0.925%	1.125%
          For purposes of the foregoing,
     (i) if at any time the Company fails to deliver any financials required under Section 5.01 on or before the date any financials are due, then, at the request of the Required Lenders, Pricing Level V shall be deemed applicable until five (5) Business Days after such financials, together with all corresponding compliance certificates required by Section 5.01(c), are actually delivered, after which the Pricing Level shall be determined in accordance with the table above as applicable;
     (ii) adjustments, if any, to the Pricing Level then in effect shall be effective five (5) Business Days after the Administrative Agent has received the applicable financials and corresponding compliance certificates required by Section 5.01(c) (it being understood and agreed that each change in Pricing Level shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change); and
     (iii) each determination of the Applicable Rate made by the Administrative Agent in accordance with the foregoing shall, if reasonably determined, be conclusive and binding on the Company, all of its Subsidiaries and each Lender.
     Notwithstanding the foregoing, during the period beginning on the Effective Date and ending on the date of delivery of the applicable financials for the fiscal quarter ending August 31, 2006, the Applicable Rate shall be based on Pricing Level IV, and thereafter, the Applicable Rate shall be determined in accordance with the preceding table and provisions.
          “Approved Fund” has the meaning assigned to such term in Section 11.04.
          “Assessment Rate” means, for any day, the annual assessment rate in effect on such day that is payable by a member of the Bank Insurance Fund classified as “well-capitalized” and within supervisory subgroup “B” (or a comparable successor risk classification) within the meaning of 12 C.F.R. Part 327 (or any successor provision) to the Federal Deposit Insurance Corporation for insurance by such Corporation of time deposits made in US Dollars at the offices of such member in the United States; provided that if, as a result of any change in any law, rule or regulation, it is no longer possible to determine the Assessment Rate as aforesaid, then the Assessment Rate shall be such annual rate as shall be determined by the Administrative Agent to be representative of the cost of such insurance to the Lenders.
          “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 11.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
          “Attributable Receivables Indebtedness” at any time means the principal amount of Indebtedness which (a) if a Permitted Receivables Facility is structured as a secured lending agreement, constitutes the principal amount of such Indebtedness or (b) if a Permitted Receivables Facility is structured as a purchase agreement, would be outstanding at such time under the Permitted Receivables Facility if the same were structured as a secured lending agreement rather than a purchase agreement.

          “Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.
          “Board” means the Board of Governors of the Federal Reserve System of the United States of America.
          “Borrower” means the Company, any European Borrower, the French Borrower or the German Borrower, as applicable, and “Borrowers” means all of the foregoing; provided, that the French Borrower shall not be entitled to request a Loan or other financial accommodation under or constitute a Borrower for purposes of the US Tranche.
          “Borrowing” means Loans (including one or more Swingline Loans) of the same Class, Type and currency, made on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.
          “Borrowing Minimum” means (a) in the case of a Borrowing (other than ABR Revolving Loans and Swingline Loans) denominated in US Dollars, $1,000,000, (b) in the case of a Borrowing of ABR Revolving Loan, $1,000,000, (c) in the case of a Borrowing (other than French Tranche Swingline Loans) denominated in Euro, €1,000,000, (d) in the case of a US Tranche Swingline Loan, $250,000, and (e) in the case of a French Tranche Swingline Loan, €100,000 (or the US Dollar Equivalent thereof).
          “Borrowing Multiple” means (a) in the case of a Borrowing (other than Swingline Loans) denominated in US Dollars, $500,000, (b) in the case of a Borrowing (other than Swingline Loans) denominated in Euro, €500,000, (c) in the case of a US Tranche Swingline Loan, $50,000, and (d) in the case of a French Tranche Swingline Loan, €100,000 (or the US Dollar Equivalent thereof).
          “Borrowing Request” means a request by a Borrower for a Revolving Borrowing or a Term Loan Borrowing in accordance with Section 2.03.
          “Borrowing Subsidiary Agreement” means a Borrowing Subsidiary Agreement substantially in the form of Exhibit B-1.
          “Borrowing Subsidiary Termination” means a Borrowing Subsidiary Termination substantially in the form of Exhibit B-2.
          “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided, that (a) when used in connection with a Eurocurrency Loan denominated in US Dollars or any Alternative Currency other than Euro, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in US Dollars in the Applicable Interbank Market, and (b) when used in connection with a Loan denominated in Euro, the term “Business Day” shall also exclude (i) any day on which the TARGET payment system is not open for the settlement of payments in Euro and (ii) any day on which banks in London are authorized or required by law to remain closed.
          “CAM” means the mechanism for the allocation and exchange of interests in

Loans, participations in Letters of Credit and other extensions of credit under the several Tranches and collections thereunder established under Article IX.
          “CAM Exchange” means the exchange of the Lender’s interests provided for in Article IX.
          “CAM Exchange Date” means the first date on which there shall occur (a) any event referred to in clause (h) or (i) of Article VII in respect of the Company or (b) an acceleration of Loans pursuant to Article VII.
          “CAM Percentage” means, as to each Lender, a fraction, expressed as a decimal, of which (a) the numerator shall be the aggregate US Dollar Equivalent (determined on the basis of Exchange Rates prevailing on the CAM Exchange Date (other than with respect to Term Loans, for which Exchanges Rates are determined solely as of the initial issuance dates for such Term Loans) of the sum, without duplication, of (i) the Obligations owed to such Lender (whether or not at the time due and payable), (ii) the LC Exposure of such Lender and (iii) the Swingline Exposure of such Lender, in each case immediately prior to the occurrence of the CAM Exchange Date (but after giving effect to Sections 9.01(a)(ii) and (iii)), and (b) the denominator shall be the aggregate US Dollar Equivalent (as so determined) of the sum, without duplication, of (A) the Obligations owed to all the Lenders (whether or not at the time due and payable), (B) the aggregate LC Exposures of all the Lenders and (C) the aggregate Swingline Exposures of all the Lenders, in each case immediately prior to the occurrence of the CAM Exchange Date; provided that, for purposes of clause (a) above, the Obligations owed to the Swingline Lender will be deemed not to include any Swingline Loans except to the extent provided in clause (a)(iii) above.
          “Capitalized Lease Obligations” means, with respect to any Person, all rental obligations of such Person which, under GAAP, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles.
          “Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company; or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the board of directors of the Company nor (ii) appointed by directors so nominated.
          “Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

          “Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are US Tranche Revolving Loans, US Tranche Swingline Loans, US Tranche Term Loans, German Tranche Term Loans, French Tranche Revolving Loans, or French Tranche Swingline Loans, and (b) any Commitment, refers to whether such Commitment is a US Tranche Revolving Commitment, a US Tranche Term Loan Commitment, a German Tranche Commitment or a French Tranche Commitment.
          “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the treasury regulations promulgated thereunder.
          “Collateral Agent” means (x) prior to the effectiveness of the Collateral Sharing Agreement, the Administrative Agent, and (y) subsequent to the effectiveness of the Collateral Sharing Agreement, JPMorgan Chase Bank, N.A. or any successor thereto as described in the Collateral Sharing Agreement, in any case as governed by the Collateral Sharing Agreement.
          “Collateral Sharing Agreement” means a Collateral Sharing Agreement substantially similar to Exhibit E hereto (as the same may be amended, restated, supplemented or otherwise modified from time to time), by and among the Administrative Agent, the Collateral Agent, the holders of the Senior Notes, the Borrowers and certain Affiliates thereof, which Collateral Sharing Agreement shall be entered into by the foregoing and shall be effective simultaneously with the effectiveness of the Senior Notes and the Senior Note Purchase Agreement.
          “Commitment” means a US Tranche Revolving Commitment, a US Tranche Term Loan Commitment, a German Tranche Commitment or a French Tranche Commitment.
          “Company” has the meaning assigned to such term in the heading of this Agreement.
          “Company Stock Repurchase” means the Company’s repurchase, in one or more stages, by no later than December 31, 2006, of up to 8,750,000 shares of its common stock.
          “Consolidated Net Worth” means at any time, with respect to the Company, the consolidated stockholders’ equity of the Company and its Subsidiaries calculated on a consolidated basis in accordance with GAAP, excluding the effect of the translation of foreign currencies.
          “Contingent Obligation” means, as to any Person, any obligation of such Person as a result of such Person being a general partner of any other Person, unless the underlying obligation is expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing any Indebtedness, Capitalized Lease Obligations, or dividends (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.
          “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
          “Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
          “Domestic Subsidiary” means a Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.
          “EBITDA” means, at any time for the Company and its Subsidiaries on a consolidated basis, and calculated in accordance with GAAP, Net Income for such period plus (a) without duplication and to the extent deducted in determining Net Income for such period, the sum of (i) Interest Expense for such period, (ii) income tax expense for such period, (iii) all amounts attributable to depreciation and amortization expense for such period, and (iv) any extraordinary, non-recurring or non-cash charges; minus (b) without duplication and to the extent included in Net Income, any extraordinary or non-recurring non-cash gains for such period.
          “Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 11.02).
          “EMU Legislation” means the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states.
          “Environmental Laws” means all laws, rules, regulations, codes, ordinances, and all binding orders, decrees, judgments, injunctions, notices or agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters with respect to exposure to Hazardous Materials.
          “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any

Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any of the foregoing for which such liability is assumed or imposed pursuant to any contract, agreement or other consensual arrangement.
          “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.
          “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
          “ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Company or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition upon the Company or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
          “EU Lending Passport” means the right of passport to provide lending services on a cross-border basis under the Council Directive of 20 March 2000 relating to the taking up and pursuit of the business of credit institutions (No 2000/12/EC) in the relevant European Economic Area member state. For purposes hereof, “EU Lending Passport” shall include each right of passport to the extent multiple rights of passport are required under the aforementioned Council Directive to extend credit to Borrowers in their respective jurisdictions of organization.
          “EURIBO Rate” means, with respect to any Borrowing in Euro under any Tranche (to the extent permitted under such Tranche), the rate per annum determined by the European Agent at approximately 11:00 a.m., Brussels time, on the Quotation Day for such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for

deposits in Euro (as reflected on the applicable Telerate screen page), for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “EURIBO Rate” shall be the average (rounded upward, if necessary, to the next 1/100 of 1%) of the respective interest rates per annum at which deposits in Euro are offered for such Interest Period to major banks in the Applicable Interbank Market by JPMorgan Chase Bank, N.A. at approximately 11:00 a.m., Brussels time, on the Quotation Day for such Interest Period.
          “Euro” or “€” means the currency constituted by the Treaty on the European Union and as referred to in the EMU Legislation.
          “Eurocurrency”, when used in reference to any Loan or Borrowing, means that such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Applicable Interbank Rate with respect to the applicable currency of such Loan or Borrowing.
          “European Agent” means J.P. Morgan Europe Limited, in its capacity as administrative agent in respect of any extension of credit or other financial accommodation in favor of the French Borrower, the German Borrower, a European Borrower or, solely with respect to the French Tranche, the Company, and in respect of the European portion of the transactions evidenced hereby.
          “European Borrower” means the German Borrower, the NV Borrower, and any Foreign Subsidiary that has been designated as such pursuant to Section 2.21 and that has not ceased to be a European Borrower as provided in such Section.
          “Event of Default” has the meaning assigned to such term in Article VII.
          “Exchange Rate” means on any day, for purposes of determining the US Dollar Equivalent of any other currency, the rate at which such other currency may be exchanged into US Dollars at the time of determination on such day on the Reuters WRLD Page for such currency. In the event that such rate does not appear on any Reuters WRLD Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrowers, or, in the absence of such an agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about such time as the Administrative Agent shall elect after determining that such rates shall be the basis for determining the Exchange Rate, on such date for the purchase of US Dollars for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be presumed correct absent manifest error.
          “Exchange Rate Date” means, if on such date (x) any outstanding Term Loans are or (y) any outstanding Revolving Credit Exposure is (or any Revolving Credit Exposure that has been requested at such time would be), denominated in a currency other than US Dollars, each of:
          (a) with respect to any Term Loan, the date on which such Term Loan was initially extended to the applicable Borrower, and
          (b) with respect to any Revolving Credit Exposure,
               (i) the last Business Day of each calendar month,
               (ii) if an Event of Default has occurred and is continuing, the CAM Exchange Date and any other Business Day designated as an Exchange Rate Date by the Administrative Agent in its sole discretion, and
               (iii) each date (with such date to be reasonably determined by the Administrative Agent) that is on or about the date of (i) a Borrowing Request or an Interest Election Request with respect to any Revolving Borrowing or Term Loan Borrowing, as applicable, or (ii) each request for the issuance, amendment, renewal or extension of any Letter of Credit or Swingline Loan.
          “Excluded Taxes” means, with respect to any Lender or Issuing Bank, (a) taxes imposed on (or measured by) its revenue (other than withholding taxes), net income, capital or net worth (or other taxes imposed in lieu thereof) by the United States of America (or any political subdivision thereof), or by the jurisdiction under which such recipient is organized or incorporated or in which its principal office or any lending office from which it makes Loans hereunder is located, (b) any branch profit taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above, (c) in the case of a US Tranche Lender (other than a Lender that becomes a US Tranche Lender by operation of the CAM), any withholding tax that is imposed by the United States of America (or any political subdivision thereof) on payments by the Company from an office within such jurisdiction and would apply as of the date such US Tranche Lender becomes a party to this Agreement or relates to payments received by a new lending office designated by such US Tranche Lender and is in effect and would apply at the time such lending office is designated, (d) in the case of a German Tranche Lender (other than a Lender that becomes a German Tranche Lender by operation of the CAM), any withholding tax that is imposed by Germany (or any political subdivision thereof) on payments by the German Borrower from an office within such jurisdiction, in any case to the extent such tax is in effect and would apply as of the date such German Tranche Lender becomes a party to this Agreement or relates to payments received by a new lending office designated by such German Tranche Lender and is in effect and would apply at the time such lending office is designated, (e) in the case of a French Tranche Lender (other than a Lender that becomes a French Tranche Lender by operation of the CAM), any withholding tax that is imposed by France or the United States (or any political subdivision thereof) on payment by a European Borrower from an office within such jurisdiction, in any case to the extent such tax is in effect and would apply as of the date such French Tranche Lender becomes a party to this Agreement or relates to payments received by a new lending office designated by such French Tranche Lender and is in effect and would apply at the time such lending office is designed, or (f) any withholding tax that is attributable to such Lender’s failure to comply with Section 2.17(e) or (f), except, in the case of clause (c), (d), or (e) above, to the extent that such withholding tax shall have resulted from the making of any payment by a Borrower to a location other than the office designated by the Applicable Agent or such Lender for the receipt of payments of the applicable type from the applicable Borrower.
          “Existing Letters of Credit” has the meaning set forth in Section 2.05.
          “Exposure” means, with respect to any Lender, such Lender’s US Tranche Revolving Exposure, US Tranche Term Loan Exposure, German Tranche Exposure and French Tranche Exposure.
          “Facility Office” has the meaning assigned to such term in Section 2.17(f).
          “Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
          “Financial Officer” means any of the following officers: chief executive officer, president, chief financial officer, vice president – finance, or treasurer of the Company.
          “Foreign Lender” means, as to any Borrower, any Lender that is organized under the laws of a jurisdiction other than that in which such Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
          “Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
          “Foreign Subsidiary Pledge Agreement” means the Pledge Agreement, dated as of February 28, 2006, made by the Company and the Subsidiary Guarantors in favor of the Collateral Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.
          “French Borrower” means A. Schulman Plastics, S.A., together with its successors and permitted assigns.
          “French Tranche” means the French Tranche Commitments, the French Tranche Revolving Loans, the French Tranche LC Exposure and the French Tranche Swingline Loans.
          “French Tranche Commitment” means, with respect to each French Tranche Lender, the commitment of such French Tranche Lender to make French Tranche Revolving Loans and to acquire participations in Letters of Credit issued under the French Tranche and French Tranche Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such French Tranche Lender’s French Tranche Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) increased from time to time pursuant to Section 2.09 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.04. The initial amount of each French Tranche Lender’s French Tranche Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such French Tranche Lender shall have assumed its French Tranche Commitment, as applicable. The aggregate amount of the French Tranche Commitments on the date hereof is $20,000,000.
          “French Tranche Exposure” means, with respect to any French Tranche Lender at any time, the US Dollar Equivalent of the sum at such time, without duplication, of (a) such Lender’s French Tranche Percentage of the sum of the principal amounts of the outstanding French Tranche Revolving Loans, plus (b) the aggregate amount of such Lender’s French Tranche LC Exposure and French Tranche Swingline Exposure at such time.
          “French Tranche LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit issued under the French Tranche denominated in US Dollars at such time, (b) the US Dollar Equivalent of the aggregate undrawn amount of all outstanding Letters of Credit issued under the French Tranche denominated in an Alternative Currency at such time and (c) the aggregate amount of all LC Disbursements in respect of Letters of Credit issued under the French Tranche that have not yet been reimbursed by or on behalf of the applicable Borrower at such time. The French Tranche LC Exposure of any French Tranche Lender at any time shall be its French Tranche Percentage of the total French Tranche LC Exposure at such time.
          “French Tranche Lender” means a Lender with a French Tranche Commitment.
          “French Tranche Percentage” means, with respect to any French Tranche Lender, the percentage of the total French Tranche Commitments represented by such Lender’s French Tranche Commitment. If the French Tranche Commitments have terminated or expired, the French Tranche Percentages shall be determined based upon the French Tranche Commitments most recently in effect, giving effect to any assignments.
          “French Tranche Revolving Borrowing” means a Borrowing comprised of French Tranche Revolving Loans.
          “French Tranche Revolving Loan” means a Loan made by a French Tranche Lender pursuant to Section 2.01(d). Each French Tranche Revolving Loan made to the Company shall be denominated in US Dollars and shall be a Eurocurrency Loan, and each French Tranche Revolving Loan made to the French Borrower shall be denominated in Euro or an Alternative Currency and shall be a Eurocurrency Loan.
          “French Tranche Swingline Exposure” means, at any time, the aggregate principal amount of all French Tranche Swingline Loans outstanding at such time. The French Tranche Swingline Exposure of any French Tranche Lender at any time shall be its French Tranche Percentage of the total French Tranche Swingline Exposure at such time.
          “French Tranche Swingline Lender” means J.P. Morgan Europe Limited, in its capacity as lender of French Tranche Swingline Loans hereunder.

          “French Tranche Swingline Loan” means a Loan made by the French Tranche Swingline Lender to the French Borrower, the German Borrower, the NV Borrower or the Company pursuant to Section 2.04.
          “French Tranche Swingline Rate” means, for any day, in relation to any French Tranche Swingline Loan, the percentage rate per annum which is equal to the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the European Agent at its request quoted by the Reference Banks to leading banks in the Applicable Interbank Market as of 11:00 a.m. Brussels time on the day of the proposed Borrowing for the relevant French Tranche Swingline Loan for the offering of deposits in the relevant currency for a period comparable to the Interest Period for the relevant French Tranche Swingline Loan and for settlement on that day. For purposes hereof, the “Reference Banks” shall mean the principal London offices of each of JPMorgan Chase Bank, N.A. and BNP Paribas.
          “GAAP” means generally accepted accounting principles in the United States of America.
          “German Borrower” means A. Schulman Europe GmbH, together with its successors and permitted assigns.
          “German Tranche” means the German Tranche Commitments and the German Tranche Term Loans.
          “German Tranche Commitment” means, with respect to each German Tranche Lender, the commitment of such German Tranche Lender to make a German Tranche Term Loan, expressed as an amount representing the maximum aggregate amount of such German Tranche Lender’s German Tranche Exposure hereunder. The amount of each German Tranche Lender’s German Tranche Commitment is set forth on Schedule 2.01. The aggregate amount of the German Tranche Commitments on the date hereof is $60,000,000.
          “German Tranche Exposure” means, with respect to any German Tranche Lender at any time, the US Dollar Equivalent of such Lender’s German Tranche Percentage of the aggregate principal amount of the outstanding German Tranche Term Loans.
          “German Tranche Lender” means a Lender with a German Tranche Commitment and German Tranche Term Loans.
          “German Tranche Percentage” means, with respect to any German Tranche Lender, (x) prior to the extension of the German Tranche Term Loans on the Effective Date, the percentage of the total German Tranche Commitments represented by such German Tranche Lender’s German Tranche Commitment, and (y) subsequent to the extension of the German Tranche Term Loans on the Effective Date, the percentage of the aggregate principal amount of the German Tranche Term Loans represented by such German Tranche Lender’s German Tranche Term Loans.
          “German Tranche Term Loan Borrowing” means a Borrowing comprised of German Tranche Term Loans.

          “German Tranche Term Loan” means a Loan made by a German Tranche Lender pursuant to Section 2.01(b), which Loan shall be denominated in Euro and shall be a Eurocurrency Loan.
          “Governmental Authority” means the government of the United States of America, France, Germany, Belgium, the United Kingdom, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including, without limitation, the European Union.
          “Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
          “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances or wastes, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
          “Hostile Acquisition” means the acquisition of the Equity Interests of a Person through a tender offer or similar solicitation of the owners of such Equity Interests which has not been consented to prior to the occurrence of such acquisition by at least a majority of the board of directors (or other applicable governing body) of such Person or by similar action if such Person is not a corporation.
          “Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others and all other Contingent Obligations of such Person, (h) all Capitalized Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. For the avoidance of doubt, Indebtedness includes all Attributable Receivables Indebtedness.
          “Indemnified Taxes” means Taxes other than Excluded Taxes and Other Taxes.
          “Information Memorandum” means the Confidential Information Memorandum dated January 2006 relating to the Company and the Transactions.
          “Initial Subsidiary Guarantor” means each Person listed on Schedule 1.01A.
          “Interest Coverage Ratio” means, at any time, the ratio of Adjusted EBITDA to Interest Expense for the Test Period then most recently ended.
          “Interest Election Request” means a request by the applicable Borrower to convert or continue a Revolving Borrowing or a Term Loan Borrowing in accordance with Section 2.07.
          “Interest Expense” means, with reference to any period, the gross interest expense (including, without limitation, interest expense under Capitalized Lease Obligations), as determined in accordance with GAAP, for the Company and its consolidated Subsidiaries as shown on the consolidated income statement of the Company for such period, plus to the extent not set forth in such income statement, the interest component of all Attributable Receivable Indebtedness of the Company and its Subsidiaries for such period.
          “Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each February, May, August and November, (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.
          “Interest Period” means with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three, six or twelve months thereafter, as the applicable Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding

Business Day and (ii) any Interest Period pertaining to a Eurocurrency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
          “Issuing Bank” means (i) each of the Lenders that issued the Existing Letters of Credit as contemplated in Section 2.05, and (ii) each Lender acceptable to the Administrative Agent and the Company (it being understood that JPMorgan Chase Bank, N.A. (and its Affiliates) is acceptable to the Administrative Agent and the Company) that has entered into an Issuing Bank Agreement, in each case in its capacity as an issuer of Letters of Credit hereunder, and their respective successors in such capacity as provided in Section 2.05(i). Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. In all other cases, a reference to the “Issuing Bank” means any Issuing Bank or each Issuing Bank, as the context may require.
          “Issuing Bank Agreement” means an agreement in the form of Exhibit C, or in any other form reasonably satisfactory to the Administrative Agent, pursuant to which a Lender agrees to act as an Issuing Bank.
          “LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.
          “LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit denominated in US Dollars at such time, (b) the US Dollar Equivalent of the aggregate undrawn amount of all outstanding Letters of Credit denominated in an Alternative Currency at such time and (c) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Company at such time. The LC Exposure of any Lender at any time shall be the sum of its US Tranche LC Exposure and its French Tranche LC Exposure at such time.
          “Lead Arranger” means J.P. Morgan Securities Inc., in its capacity as sole lead arranger and sole bookrunner.
          “Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lenders.
          “Letter of Credit” means any letter of credit issued pursuant to this Agreement.
          “LIBO Rate” means, with respect to any Eurocurrency Borrowing other than in Euro under any Tranche for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in the currency of such Borrowing (as reflected on the applicable Telerate screen page), for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the average (rounded upward, if necessary, to the next 1/100 of 1%) of the respective interest rates per annum at which deposits in the currency of such Borrowing are offered for such Interest Period to major banks in the Applicable Interbank Market by JPMorgan Chase Bank, N.A. at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period.
          “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.
          “Loan Documents” means this Agreement, each Borrowing Subsidiary Agreement, each Borrowing Subsidiary Termination, the Subsidiary Guarantee Agreement, the Foreign Subsidiary Pledge Agreement, the Collateral Sharing Agreement and each promissory note delivered pursuant to this Agreement.
          “Loan Parties” means the Borrowers and the Subsidiary Guarantors.
          “Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.
          “Local Time” means (a) with respect to a Loan, Borrowing or Letter of Credit extended or issued to the Company under the US Tranche, New York City time and (b) with respect to any other Loan, Borrowing or Letter of Credit, London time.
          “Mandatory Cost” is described in Schedule 1.01B.
          “Material Adverse Effect” means a material adverse effect on (a) the business, assets, or financial condition of the Company and the Subsidiaries, taken as a whole, (b) the ability of the Borrowers to perform any of their respective obligations under this Agreement or (c) the rights of or benefits available to the Lenders under this Agreement and the other Loan Documents.
          “Material Disposition” means any sale, lease, transfer or other disposition of a Person’s operating division, line of business or similar business unit or department with assets having a fair market value in excess of $15,000,000.
          “Material Domestic Subsidiary” means, at any time, any Domestic Subsidiary of the Company with assets equal to or in excess of $15,000,000; provided that if, at any time, all of the Company’s Domestic Subsidiaries that are not Material Domestic Subsidiaries (the “Non-Material Domestic Subsidiaries”), taken as a whole, would constitute a Subsidiary that, together with the total assets of such Non-Material Domestic Subsidiaries’ consolidated Subsidiaries, has assets equal to or greater than $25,000,000, then the Company shall designate one or more additional Domestic Subsidiaries as Material Domestic Subsidiaries to the effect that, after such designation, all of the remaining Non-Material Domestic Subsidiaries, taken as a whole, would not have aggregate assets equal to or in excess of $20,000,000.

          “Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of any Borrower or any Subsidiary in an aggregate principal amount exceeding $10,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
          “Maturity Date” means February 28, 2011.
          “Moody’s” means Moody’s Investors Service, Inc.
          “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA with respect to which the Company or any of its ERISA Affiliates may have any liability, contingent or otherwise.
          “Net Debt” means, on any date for the Company and its Subsidiaries on a consolidated basis, the excess, if any, of Indebtedness for the Company and its consolidated Subsidiaries over the Net Debt Cash Amount then available.
          “Net Debt Cash Amount” means, on any date, that portion of the Company’s and its consolidated Subsidiaries’ aggregate cash and cash equivalents in excess of $15,000,000 that is reflected on the consolidated balance sheet of the Company.
          “Net Debt Leverage Ratio” means, at any time, the ratio of Net Debt to Adjusted EBITDA for the Test Period then most recently ended.
          “Net Income” means, for any period, the consolidated net income (or loss) of the Company and its consolidated Subsidiaries as determined in accordance with GAAP; provided, that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Company or is merged into or consolidated with the Company or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Company) in which the Company or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Company or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Company to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligations (other than under any Loan Document) or applicable law.
          “Non-Material Domestic Subsidiary” has the meaning given to such term in the definition of Material Domestic Subsidiary.
          “NV Borrower” means A. Schulman International Services NV, a limited liability company incorporated under Belgian law, recognized as a “co-ordination centre” pursuant to the Belgian Royal Decree of October 11, 1996, together with its successors and permitted assigns.
          “Obligations” means (a) the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy,

insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans made to any Borrower, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by any Borrower under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral, and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrowers under this Agreement and the other Loan Documents, and (b) unless otherwise agreed upon in writing by the applicable Lender party thereto, the due and punctual payment and performance of all obligations of the Company or any Subsidiary, monetary or otherwise, under each Swap Agreement entered into with any counterparty that was a Lender (or an Affiliate thereof) at the time such Swap Agreement was entered into.
          “Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
          “Participant” has the meaning set forth in Section 11.04.
          “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
          “Permitted Acquisition” means any acquisition (whether by purchase, merger, consolidation or otherwise but excluding in any event a Hostile Acquisition) or series of related acquisitions by the Company or any Subsidiary of all or substantially all the assets of, or more than fifty percent (50%) of the Equity Interests in, a Person or division or line of business of a Person if, at the time of and immediately after giving effect thereto, (a) no Default or Event of Default has occurred and is continuing or would arise after giving effect thereto, (b) such Person or division or line of business is engaged in a type of business that complies with the requirements of Section 6.03, (c) all actions required to be taken with respect to such acquired or newly formed Subsidiary under Section 5.09 shall have been taken, and (d) for any acquisition where the consideration therefor exceeds $40,000,000, the Company and its Subsidiaries are in compliance, on a pro forma basis reasonably acceptable to the Administrative Agent (as demonstrated in a written compliance certificate) after giving effect to such acquisition, with the covenants contained in Section 6.09 recomputed as of the last day of the most recently ended fiscal quarter of the Company for which financial statements are available, as if such acquisition (and any related incurrence or repayment of Indebtedness, with any new Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) had occurred on the first day of each relevant period for testing such compliance.
          “Permitted Encumbrances” means:

          (a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04;
          (b) carriers’, suppliers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;
          (c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security or employment laws or regulations;
          (d) Liens securing the performance of bids, tenders, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
          (e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;
          (f) easements, zoning restrictions, rights-of-way, use restrictions, minor defects or irregularities in title, reservations (including reservations in any original grant from any government of any water or mineral rights or interests therein) and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary;
          (g) Liens in favor of payor banks having a right of setoff, revocation, refund or chargeback with respect of money or instruments of the Company or any Subsidiary on deposit with or in possession of such bank;
          (h) the Lien created under the Foreign Subsidiary Pledge Agreement; and
          (i) Liens granted by (1) a Loan Party to another Loan Party, and (2) a Subsidiary that is not a Loan Party to a Loan Party.
          “Permitted Investments” means:
     (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), any member state of the European Union, or any other sovereign nation not targeted for sanctions by the Office of Foreign Asset Control of the United States Department of the Treasury so long as the full faith and credit of such nation is pledged in support thereof;
     (b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, one of the two highest credit ratings obtainable from S&P or from Moody’s;

     (c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any domestic or foreign commercial bank which has a combined capital and surplus of not less than $250,000,000;
     (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;
     (e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, and (ii) are rated one of the two highest credit ratings obtainable from S&P and Moody’s; or
     (f) investments in funds of any Societe d’Investissement a Capital Variable or Fonds Commun de Placement maintained by a financial institution meeting the criteria described in clause (c) above and that invests primarily in cash and cash equivalents.
          “Permitted Receivables Facility” means the receivables facility or facilities created under the Permitted Receivables Facility Documents, providing for the sale or pledge by the Company and/or one or more other Receivables Sellers of Permitted Receivables Facility Assets (thereby providing financing to the Company and the Receivables Sellers) to the Receivables Entity (either directly or through another Receivables Seller), which in turn shall sell or pledge interests in the respective Permitted Receivables Facility Assets to third-party investors pursuant to the Permitted Receivables Facility Documents (with the Receivables Entity permitted to issue investor certificates, purchased interest certificates or other similar documentation evidencing interests in the Permitted Receivables Facility Assets) in return for the cash used by the Receivables Entity to purchase the Permitted Receivables Facility Assets from the Company and/or the respective Receivables Sellers, in each case as more fully set forth in the Permitted Receivables Facility Documents.
          “Permitted Receivables Facility Assets” means (a) Receivables (whether now existing or arising in the future) of the Company and its Subsidiaries which are transferred or pledged to the Receivables Entity pursuant to the Permitted Receivables Facility and any related Permitted Receivables Related Assets which are also so transferred or pledged to the Receivables Entity and all proceeds thereof and (b) loans to the Company and its Subsidiaries secured by Receivables (whether now existing or arising in the future) of the Company and its Subsidiaries which are made pursuant to the Permitted Receivables Facility.
          “Permitted Receivables Facility Documents” means each of the documents and agreements entered into in connection with the Permitted Receivables Facility, including all documents and agreements relating to the issuance, funding and/or purchase of certificates and purchased interests, all of which documents and agreements shall be in form and substance reasonably satisfactory to the Administrative Agent, in each case as such documents and agreements may be amended, modified, supplemented, refinanced or replaced from time to time so long as (a) any such amendments, modifications, supplements, refinancings or replacements do not impose any conditions or requirements on the Company or any of its Subsidiaries that are more restrictive in any material respect than those in existence immediately prior to any such amendment, modification, supplement, refinancing or replacement, (b) any such amendments, modifications, supplements, refinancings or replacements are not adverse in any way to the interests of the Lenders and (c) any such amendments, modifications, supplements, refinancings or replacements are otherwise in form and substance reasonably satisfactory to the Administrative Agent.
          “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
          “Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
          “Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective, and such prime rate need not be the lowest interest rate charged by JPMorgan Chase Bank, N.A. in respect of loans or other extensions of credit.
          “Pro Forma EBITDA” means, with respect to any target entity acquired pursuant to a Permitted Acquisition, the amount of the Target EBITDA of such target for the most recent trailing four (4) fiscal quarter period ending as of the last day of the fiscal quarter preceding the closing of the respective Permitted Acquisition for which financial statements are available, adjusted as provided herein. Such amount shall be determined by the Company and shall be subject to the consent of the Administrative Agent acting in good faith, based upon and derived from financial information delivered to the Administrative Agent prior to the consummation of such Permitted Acquisition. In each instance, the historical Target EBITDA of such target shall be adjusted by an amount which gives effect to the prorating of any year end adjustments made to the most recent annual financial statements of such target and which should have been accrued during such year in accordance with GAAP, all of which shall be reasonably determined by the Company, and must be consented to by the Administrative Agent in good faith (Pro Forma EBITDA for such target as calculated and consented to as of such closing being referred to as the “Initial Pro Forma EBITDA”). After the closing of such Permitted Acquisition and unless otherwise agreed by the Administrative Agent and the Company, Pro Forma EBITDA with respect thereto shall equal Initial Pro Forma EBITDA multiplied by a fraction the numerator of which is three hundred sixty five (365) less the number of days after the closing of the Permitted Acquisition included in any period for which financial statements have been delivered and the denominator of which is three hundred sixty five (365).
          “Quotation Day” means, in relation to any period for which an interest rate is to be determined:

          (a) if the currency is in Euro, two TARGET Days and two London Business Days (to the extent the two are not the same) before the first day of that period; or
          (b) for US Dollars or any Alternative Currency other than Euro, two Business Days before the first day of that period, unless market practice differs in the Applicable Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Applicable Agent in accordance with market practice in the Applicable Interbank Market (and if quotations would normally be given by leading banks in the Applicable Interbank Market on more than one day, the Quotation Day will be the last of those days).
          “Receivables” means all accounts receivable (including, without limitation, all rights to payment created by or arising from sales of goods, leases of goods or the rendition of services rendered no matter how evidenced whether or not earned by performance).
          “Receivables Entity” means a wholly-owned Subsidiary of the Company which engages in no activities other than in connection with the financing of accounts receivable of the Receivables Sellers and which is designated (as provided below) as the “Receivables Entity” (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any other Subsidiary of the Company (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness)) pursuant to Standard Securitization Undertakings, (ii) is recourse to or obligates the Company or any other Subsidiary of the Company in any way (other than pursuant to Standard Securitization Undertakings) or (iii) subjects any property or asset of the Company or any other Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither the Company nor any of its Subsidiaries has any contract, agreement, arrangement or understanding (other than pursuant to the Permitted Receivables Facility Documents (including with respect to fees payable in the ordinary course of business in connection with the servicing of accounts receivable and related assets)) on terms less favorable to the Company or such Subsidiary than those that might be obtained at the time from persons that are not Affiliates of the Company, and (c) to which neither the Company nor any other Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation shall be evidenced to the Administrative Agent by filing with the Administrative Agent an officer’s certificate of the Company certifying that, to the best of such officer’s knowledge and belief after consultation with counsel, such designation complied with the foregoing conditions.
          “Receivables Sellers” means the Company and those Subsidiaries that are from time to time party to the Permitted Receivables Facility Documents.
          “Register” has the meaning set forth in Section 11.04.
          “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, trustees, employees, agents and advisors of such Person and such Person’s Affiliates.

          “Required Lenders” means, at any time, Lenders having Revolving Credit Exposures, outstanding principal amount of Term Loans, and unused Commitments representing greater than 50% of the sum of the total Revolving Credit Exposures, aggregate outstanding principal amount of Term Loans, and unused Commitments at such time.
          “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Company or any Subsidiary thereof or any option, warrant or other right to acquire any such Equity Interest in the Company or any Subsidiary thereof.
          “Revolving Borrowing” means a Borrowing comprised of US Tranche Revolving Loans or French Tranche Revolving Loans.
          “Revolving Credit Exposure” means a US Tranche Revolving Exposure or a French Tranche Exposure.
          “Revolving Loan” means a US Tranche Revolving Loan or a French Tranche Revolving Loan.
          “S&P” means Standard & Poor’s.
          “Senior Note Purchase Agreement” means the Note Purchase Agreement dated on or about March 1, 2006 by and among the Company, the German Borrower, certain affiliates thereof and the Persons party thereto as purchasers, as the same may be amended, restated, supplemented or otherwise modified from time to time.
          “Senior Notes” means the Senior Guaranteed Notes issued by the German Borrower and the Company pursuant to the Senior Note Purchase Agreement, as each may be amended, restated, supplemented or otherwise modified from time to time.
          “Significant Subsidiary” means at any time a Subsidiary of the Company which either (i) has assets in excess of 5% of Total Assets as determined as of the last day of the fiscal year immediately preceding the fiscal year in which such 5% amount is being determined, or (ii) accounted for more than 5% of the consolidated revenues of the Company and its Subsidiaries as determined as of the last day of the fiscal year immediately preceding the fiscal year in which such 5% amount is being determined.
          “Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary thereof in connection with the Permitted Receivables Facility which are reasonably customary in an accounts receivable financing transaction.
          “Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject, with respect to the Adjusted LIBO Rate, for eurocurrency fundings (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
          “subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
          “Subsidiary” means any subsidiary of the Company; provided, that Persons that would be required in accordance with GAAP to be consolidated with the Company, but which are not otherwise controlled by the Company shall be “Subsidiaries” hereunder solely for the purpose of making calculations under Section 6.09 hereof, but shall not be “Subsidiaries” hereunder for purposes of any representation, warranty or other covenant hereunder.
          “Subsidiary Guarantee Agreement” means a Subsidiary Guarantee Agreement substantially in the form of Exhibit D, made by the Subsidiary Guarantors in favor of the Administrative Agent for the benefit of the Lenders.
          “Subsidiary Guarantors” means each Initial Subsidiary Guarantor and each other Person that becomes party to a Subsidiary Guarantee Agreement as a Subsidiary Guarantor, and the permitted successors and assigns of each such Person (except to the extent such successor or assign is relieved from its obligations under the Subsidiary Guarantee Agreement pursuant to the provisions of this Agreement); provided that any Person released from the Subsidiary Guarantee Agreement pursuant to the provisions of Section 5.09 shall no longer be a “Subsidiary Guarantor” unless and until such Person re-executes the Subsidiary Guarantee Agreement pursuant to the provisions of Section 5.09.
          “Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries shall be a Swap Agreement.
          “Swingline Exposure” means, at any time, the sum of (a) the US Tranche Swingline Exposure, and (b) the French Tranche Swingline Exposure. The Swingline Exposure of any Lender shall be the sum of (a) the US Tranche Swingline Exposure for such Lender, if any, and (b) the French Tranche Swingline Exposure for such Lender, if any, at such time.
          “Swingline Lender” means the US Tranche Swingline Lender or the French Tranche Swingline Lender, as applicable.
          “Swingline Loan” means a US Tranche Swingline Loan or a French Tranche Swingline Loan, as applicable.
          “TARGET” means Trans-European Automated Real-time Gross Settlement Express Transfer payment system.
          “TARGET Day” means any day on which TARGET is open for settlement of payments in Euro.
          “Target EBITDA” means, with respect to any Person acquired pursuant to a Permitted Acquisition, for any period, the net income (or loss) of such Person and its Subsidiaries calculated on a consolidated basis for such period in accordance with GAAP plus, to the extent deducted from revenues in determining the net income (or loss) of such Person and its Subsidiaries as described above, (i) for any period, the interest expense of such Person and its Subsidiaries calculated on a consolidated basis for such period, (ii) expenses for income taxes, (iii) depreciation, (iv) amortization, and (v) extraordinary, non-recurring or non-cash charges, minus, to the extent included in net income for such Person, extraordinary or non-recurring non-cash gains.
          “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
          “Term Loan” means a US Tranche Term Loan or a German Tranche Term Loan and “Term Loans” means the US Tranche Term Loans and the German Tranche Term Loans.
          “Term Loan Borrowing” means a US Tranche Term Loan Borrowing or a German Tranche Term Loan Borrowing, as applicable.
          “Test Period” means each period of four consecutive fiscal quarters of the Company then last ended (in each case taken as one accounting period).
          “Total Assets” means at any time the total assets of the Company and its Subsidiaries on a consolidated basis which would be shown as assets of the Company and such consolidated Subsidiaries in the Company’s consolidated balance sheet in accordance with GAAP.

          “Total Assets Limitation” means, at any time when the Net Debt Leverage Ratio is greater than 2.50 to 1.00, that the aggregate amount, on a pro forma basis, of (x) Indebtedness described in Section 6.01(d)(iii), (y) Contingent Obligations described in Section 6.01(e)(iii), and (z) investments, purchases, acquisitions, sales, loans, and advances described in Section 6.04(G) does not exceed 12.5% of Total Assets as determined as of the last day of the fiscal year immediately preceding the fiscal year in which the Total Assets Limitation is being determined.
          “Total Leverage Ratio” means, at any time for the Company and its Subsidiaries on a consolidated basis and calculated in accordance with GAAP, the ratio of Indebtedness at such time to Adjusted EBITDA for the Test Period then most recently ended.
          “Tranche” means the US Tranche, the German Tranche, or the French Tranche.
          “Tranche Percentage” means, with respect to any Lender, such Lender’s US Tranche Revolving Percentage, US Tranche Term Loan Percentage, German Tranche Percentage or French Tranche Percentage, as applicable.
          “Transactions” means the execution, delivery and performance by the Borrowers of this Agreement and each Borrowing Subsidiary Agreement, the execution, delivery and performance by the Borrowers and their applicable Affiliates of all other Loan Documents, the borrowing of Loans and the use of the proceeds thereof, the issuance of Letters of Credit hereunder and the execution, delivery and performance by the Subsidiary Guarantors of the Subsidiary Guarantee Agreement.
          “Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Applicable Interbank Rate or the Alternate Base Rate.
          “US Dollar Equivalent” means, on any date of determination, (a) with respect to any amount in US Dollars, such amount, and (b) with respect to any amount in an Alternative Currency, the equivalent in US Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.05 using the Exchange Rate with respect to such Alternative Currency at the time in effect under the provisions of such Section.
          “US Dollars” or “$” means the lawful money of the United States of America.
          “US Swingline Rate” means either (a) the Alternate Base Rate, or (b) a rate mutually agreed upon by the Company and JPMorgan Chase Bank, N.A.
          “US Tranche” means the US Tranche Revolving Commitments, the US Tranche Revolving Loans, the US Tranche Term Loan Commitments, the US Tranche Term Loans, the US Tranche LC Exposure and the US Tranche Swingline Loans.
          “US Tranche LC Exposure” means, at any time, for any Lender with a US Tranche Revolving Commitment, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit issued under that portion of the US Tranche that corresponds with the US Tranche Revolving Commitments at such time, (b) the US Dollar Equivalent of the aggregate undrawn amount of all outstanding Letters of Credit issued under the US Tranche denominated in an Alternative Currency at such time and (c) the aggregate amount of all LC Disbursements in respect of Letters of Credit issued under the US Tranche that have not yet been reimbursed by or on behalf of the applicable Borrower at such time. The US Tranche LC Exposure of any US Tranche Lender at any time shall be its US Tranche Revolving Percentage of the total US Tranche LC Exposure at such time.
          “US Tranche Lender” means a Lender with a US Tranche Revolving Commitment and/or a US Tranche Term Loan Commitment, as applicable.
          “US Tranche Revolving Borrowing” means a Borrowing comprised of US Tranche Revolving Loans.
          “US Tranche Revolving Commitment” means, with respect to each US Tranche Lender, the commitment of such US Tranche Lender to make US Tranche Revolving Loans and to acquire participations in Letters of Credit issued under the US Tranche and US Tranche Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such US Tranche Lender’s US Tranche Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) increased from time to time pursuant to Section 2.09 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.04. The initial amount of each US Tranche Lender’s US Tranche Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such US Tranche Lender shall have assumed its US Tranche Revolving Commitment, as applicable. The aggregate amount of the US Tranche Revolving Commitments on the date hereof is the US Dollar Equivalent of $240,000,000.
          “US Tranche Revolving Exposure” means, with respect to any US Tranche Lender with a US Tranche Revolving Commitment at any time, the sum at such time, without duplication, of (a) such Lender’s US Tranche Revolving Percentage of the sum of the principal amounts of the outstanding US Tranche Revolving Loans, plus (b) the aggregate amount of such Lender’s US Tranche LC Exposure and US Tranche Swingline Exposure at such time.
          “US Tranche Revolving Loan” means a Loan made by a US Tranche Lender with a US Tranche Revolving Loan Commitment pursuant to Section 2.01(a).
          “US Tranche Revolving Percentage” means, with respect to any US Tranche Lender, the percentage of the total US Tranche Revolving Commitments represented by such Lender’s US Tranche Revolving Commitment. If the US Tranche Revolving Commitments have terminated or expired, the US Tranche Revolving Percentages shall be determined based upon the US Tranche Revolving Commitments most recently in effect, giving effect to any assignments.
          “US Tranche Swingline Exposure” means, at any time, the aggregate principal amount of all US Tranche Swingline Loans outstanding at such time. The US Tranche Swingline Exposure of any US Tranche Lender at any time shall be its US Tranche Revolving Percentage of the total US Tranche Swingline Exposure at such time.
          “US Tranche Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of US Tranche Swingline Loans hereunder.

          “US Tranche Swingline Loan” means a Loan made by the US Tranche Swingline Lender to the Company or a European Borrower pursuant to Section 2.04.
          “US Tranche Term Loan” means a Loan made by a US Tranche Lender with a US Tranche Term Loan Commitment pursuant to Section 2.01(c), which Term Loan shall be denominated in US Dollars and shall constitute either a Eurocurrency Loan or an ABR Loan.
          “US Tranche Term Loan Borrowing” means a Borrowing comprised of US Tranche Term Loans.
          “US Tranche Term Loan Commitment” means, with respect to each US Tranche Lender, the commitment of such US Tranche Lender to make US Tranche Term Loans, expressed as an amount representing the maximum aggregate amount of such US Tranche Lender’s US Tranche Term Loan Exposure hereunder. The initial amount of each US Tranche Lender’s US Tranche Term Loan Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such US Tranche Lender shall have assumed its US Tranche Term Loan Commitment, as applicable. The aggregate amount of the US Tranche Term Loan Commitments on the date hereof is the US Dollar amount of $30,000,000.
          “US Tranche Term Loan Exposure” means, with respect to any US Tranche Lender with a US Tranche Term Loan Commitment at any time, the sum at such time such Lender’s US Tranche Term Loan Percentage of the sum of the principal amounts of the outstanding US Tranche Term Loans.
          “US Tranche Term Loan Percentage” means, with respect to any US Tranche Lender, the percentage of the total US Tranche Term Loan Commitments represented by such Lender’s US Tranche Term Loan Commitment. If the US Tranche Term Loan Commitments have terminated or expired, the US Tranche Term Loan Percentages shall be determined based upon the US Tranche Term Loan Commitments most recently in effect, giving effect to any assignments.
          “Wholly-Owned Subsidiary” means, as to any Person, (a) any corporation 100% of whose Equity Interests (other than directors’ qualifying shares) is owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person, (b) any partnership, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% Equity Interest (other than directors’ qualifying shares) and (c) any corporation, partnership, association, business trust or limited liability entity (i) that is formed under the laws of a jurisdiction other than the United States of America, any State thereof, or the District of Columbia and (ii) with respect to which such Person and/or one or more Wholly-Owned Subsidiaries of such Person owns all of the economic benefit of a 100% equity interest, whether through an agent or otherwise; provided, that, if such Person is prohibited by law from owning 100% of such economic benefit, such Person owns all of such economic benefit that it may lawfully own and in any event not less than 98% of the total economic benefit of ownership of such entity.

          “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
          SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “US Tranche Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency US Tranche Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “US Tranche Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency US Tranche Revolving Borrowing”).
          SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
          SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
          SECTION 1.05. Foreign Currency Calculations. (a) For purposes of determining the French Tranche Exposure, the German Tranche Exposure, the US Tranche Revolving Exposure, US Tranche Term Loan Exposure or any other amount as a result of foreign currency exchange rate fluctuation, the Administrative Agent shall determine the Exchange Rate as of the applicable Exchange Rate Date with respect to Euro and each Alternative Currency in which any requested or outstanding Letter of Credit is denominated and shall apply such Exchange Rates to determine such amount (in each case after giving effect to any Borrowings to be made or repaid and any Letters of Credit to be issued, amended, renewed, extended or terminated, to the extent practicable on or prior to the applicable date for such calculation). The amount of any LC Disbursement made by an Issuing Bank in an Alternative Currency and not reimbursed by the Company shall be determined as set forth in paragraph (e) or (l) of Section 2.05, as applicable.
          (b) For purposes of any determination under Section 6.01 or 6.02 or under paragraph (f), (g) or (k) of Article VII, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than US Dollars shall be translated into US Dollars at the currency exchange rates in effect on the date of such determination; provided that no Default or Event of Default shall arise as a result of any limitation set forth in US Dollars in Section 6.01 or 6.02 being exceeded solely as a result of changes in currency exchange rates from those rates applicable at the time or times Indebtedness or Liens were initially consummated in reliance on the exceptions under such Sections.
ARTICLE II
The Credits
          SECTION 2.01. Commitments. (a) Subject to the terms and conditions set forth herein, each US Tranche Lender agrees to make US Tranche Revolving Loans to the Company and the European Borrowers from time to time during the Availability Period in (i) US Dollars to the Company and (ii) US Dollars or an Alternative Currency, including, without limitation, Euro, to the European Borrowers, in each case in an aggregate principal amount at any time outstanding that will not result in (i) such Lender’s US Tranche Exposure exceeding its US Tranche Revolving Commitment, (ii) the aggregate amount of the Lenders’ US Tranche Exposures exceeding the aggregate amount of the US Tranche Revolving Commitments or (iii) the aggregate US Tranche Revolving Exposure owing or incurred by the European Borrowers exceeding the US Dollar Equivalent of $160,000,000 less the principal amount of the Obligations (including LC Exposure) outstanding under the French Tranche.
          (b) Subject to the terms and conditions set forth herein, each German Tranche Lender agrees to make a single German Tranche Term Loan to the German Borrower in Euro in an aggregate principal amount equal to its German Tranche Commitment; provided, that each German Tranche Lender’s commitment to extend a German Tranche Term Loan shall expire on the earliest of March 15, 2006, the date on which the German Tranche Term Loans are made, and the date on which the Senior Notes are issued.
          (c) Subject to the terms and conditions set forth herein, each US Tranche Lender with a US Tranche Term Loan Commitment agrees to make a single US Tranche Term Loan to the Company in US Dollars in an aggregate principal amount equal to its US Tranche Term Loan Commitment; provided, that each US Tranche Lender’s commitment to extend a US Tranche Term Loan, to the extent it holds a US Tranche Term Loan Commitment, shall expire on the earliest of March 15, 2006, the date on which the US Tranche Term Loans are made, and the date on which the Senior Notes are issued.

          (d) Subject to the terms and conditions set forth herein, each French Tranche Lender agrees to make French Tranche Revolving Loans to (i) the French Borrower in Euro or another Alternative Currency and (ii) the Company in US Dollars from time to time during the Availability Period in an aggregate principal amount of Loans at any time outstanding that will not result in (i) such Lender’s French Tranche Exposure exceeding its French Tranche Commitment or (ii) the aggregate amount of the Lenders’ French Tranche Exposures exceeding the aggregate amount of the French Tranche Commitments.
          (e) Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans. No amount prepaid or repaid in respect of any US Tranche Term Loan or German Tranche Term Loan may be re-borrowed.
          SECTION 2.02. Loans and Borrowings. (a) Each US Tranche Revolving Loan shall be made as part of a Borrowing consisting of US Tranche Revolving Loans made by the US Tranche Lenders ratably in accordance with their respective US Tranche Revolving Commitments. Each German Tranche Term Loan shall be made as part of the same one-time Borrowing consisting of German Tranche Term Loans made by the German Tranche Lenders ratably in accordance with their respective German Tranche Commitments. Each US Tranche Term Loan shall be made as part of the same one-time Borrowing consisting of US Tranche Term Loans made by the US Tranche Lenders ratably in accordance with their respective US Tranche Term Loan Commitments. Each French Tranche Revolving Loan shall be made as part of a Borrowing consisting of French Tranche Revolving Loans made by the French Tranche Lenders ratably in accordance with their respective French Tranche Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several, and no Lender shall be responsible for any other Lender’s failure to make Loans as required hereunder.
          (b) Subject to Section 2.14,
     (i) each US Tranche Revolving Borrowing and each US Tranche Term Loan Borrowing shall be comprised entirely of Eurocurrency Loans or, solely with respect to US Tranche Revolving Borrowings and US Tranche Term Loan Borrowings made in US Dollars to the Company, ABR Loans, in each case as the Company or a European Borrower may request in accordance herewith;
     (ii) the German Tranche Term Loan Borrowing shall be comprised entirely of Eurocurrency Loans;
     (iii) each French Tranche Revolving Borrowing shall be comprised entirely of Eurocurrency Loans;
     (iv) each US Tranche Swingline Loan shall bear interest by reference to the US Swingline Rate; and
     (v) each French Tranche Swingline Loan shall bear interest by reference to the French Tranche Swingline Rate.

Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.14, 2.15, 2.16, 2.17 and 2.18 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement.
     (c) Each Borrowing shall be in an aggregate amount that is at least equal to the Borrowing Minimum and an integral multiple of the Borrowing Multiple; provided that an ABR Borrowing to the Company in US Dollars under the US Tranche may be made in an aggregate amount that is equal to the aggregate available US Tranche Revolving Commitments or US Tranche Term Loan Commitments, as the case may be, or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.04(e). Borrowings of more than one Type and Class may be outstanding at the same time; provided that (i) there shall not at any time be more than a total of fifteen US Tranche Eurocurrency Revolving Borrowings outstanding and more than a total of ten French Tranche Eurocurrency Revolving Borrowings outstanding, and (ii) there shall not be more than a single German Tranche Term Loan Borrowing outstanding and a single US Tranche Term Loan Borrowing outstanding.
     (d) Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
     SECTION 2.03. Requests for Term Loan Borrowings and Revolving Borrowings.
     (a) To request a one-time German Tranche Term Loan Borrowing, the German Borrower (or the Company on its behalf) shall notify the European Agent (with a copy to the Administrative Agent) of such request in writing no later than 2:00 p.m., Local Time, three Business Days prior to the date on which such Borrowing is to occur; provided, that such request shall not be submitted, if at all, any later than March 10, 2006; provided further, that no such request may be submitted on or after the date on which the Senior Notes are issued. Such written request shall specify the aggregate principal amount of the requested Borrowing (which shall equal the German Tranche Commitment), the Type of the requested Borrowing, the initial Interest Period to be applicable thereto, and the location and number of the relevant Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.
     (b) To request a one-time US Tranche Term Loan Borrowing, the Company shall notify the Administrative Agent of such request in writing no later than 2:00 p.m., Local Time, three Business Days prior to the date on which such Borrowing is to occur; provided, that such request shall not be submitted, if at all, any later than March 10, 2006; provided further, that no such request may be submitted on or after the date on which the Senior Notes are issued. Such written request shall specify the aggregate principal amount of the requested Borrowing (which shall equal the US Tranche Term Loan Commitment), the Type of the requested Borrowing, the initial Interest Period to be applicable thereto, and the location and number of the relevant Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

          (c) To request a Revolving Borrowing, the applicable Borrower, or the Company on behalf of the applicable Borrower, shall notify the Applicable Agent (and the Administrative Agent, if the Applicable Agent is not the Administrative Agent) of such request by telephone (or, with respect to the Administrative Agent, by e-mail in accordance with Section 11.01):
     (i) in the case of a Eurocurrency Borrowing, not later than 2:00 p.m., Local Time, three Business Days before the date of the proposed Borrowing, and
     (ii) in the case of an ABR Borrowing in respect of a US Tranche Revolving Loan or US Tranche Term Loan, in either case made in US Dollars to the Company, not later than 2:00 p.m., New York City time, one Business Day before the date of the proposed Borrowing.
Each such telephonic or electronic Borrowing Request shall be irrevocable and shall be confirmed by 3:00 p.m. (Local Time) on the same Business Day by e-mail (if to the Administrative Agent), hand delivery or telecopy to the Applicable Agent of a written Borrowing Request in a form approved by the Applicable Agent and signed by the applicable Borrower, or by the Company on behalf of the applicable Borrower. Each such telephonic, electronic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
          1. The Borrower requesting such Borrowing (or on whose behalf the Company is requesting such Borrowing);
          2. Whether the requested Borrowing is to be a US Tranche Revolving Borrowing or a French Tranche Revolving Borrowing;
          3. The currency and aggregate principal amount of the requested Borrowing;
          4. The date of the requested Borrowing, which shall be a Business Day;
          5. The Type of the requested Borrowing;
          6. In the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
          7. The location and number of the relevant Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.
          (d) If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be (i) in the case of a Borrowing under the US Tranche in US Dollars by the Company, an ABR Borrowing, and (ii) in the case of a Borrowing under the German Tranche, the French Tranche, or the US Tranche by a European Borrower, a Eurocurrency Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the relevant Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Applicable Agent shall advise each Lender that will make a Loan as part of the requested

Borrowing of the details thereof and of the amount of the Loan to be made by such Lender as part of the requested Borrowing.
          SECTION 2.04. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the US Tranche Swingline Lender agrees to make US Tranche Swingline Loans in US Dollars to the Company or a European Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding US Tranche Swingline Loans exceeding $25,000,000 or (ii) the total US Tranche Revolving Exposures exceeding the total US Tranche Revolving Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Subject to the terms and conditions set forth herein, the French Tranche Swingline Lender agrees to make French Tranche Swingline Loans in Euro or another Alternative Currency to the French Borrower, the German Borrower or the NV Borrower and in US Dollars to the Company from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the US Dollar Equivalent of the aggregate principal amount of outstanding French Tranche Swingline Loans exceeding the US Dollar Equivalent of $10,000,000 or (ii) the total French Tranche Exposures exceeding the total French Tranche Commitments; provided that the French Tranche Swingline Lender shall not be required to make a French Tranche Swingline Loan to refinance an outstanding French Tranche Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Swingline Loans.
          (b) To request a Swingline Loan, the applicable Borrower shall notify the Applicable Agent of such request by telephone (or, with respect to the Administrative Agent, by e-mail in accordance with Section 11.01, and in any event as confirmed by telecopy), not later than (x) 2:00 p.m., New York city time for a Swingline Loan administered by the Administrative Agent and (y) 10:00 a.m. London time with respect to a Swingline Loan administered by the European Agent, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable, shall be deemed to certify that all conditions for a Borrowing set forth in this Agreement have been satisfied, and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan and the Tranche under which the requested Swingline Loan will be borrowed. The Applicable Agent will promptly advise the applicable Swingline Lender of any such notice received from such Borrower. The applicable Swingline Lender shall, subject to the terms and condition of this Agreement, make each Swingline Loan available to the applicable Borrower (which may vary based upon the Tranche under which such Swingline Loan is made) by depositing the same, in immediately available funds, to an account of such Borrower designated by such Borrower or the Company on behalf of such Borrower with the Administrative Agent or the European Agent, as applicable, or, solely with respect to those Swingline Loans administered by the Administrative Agent, by wire transfer to an account specified by such Borrower in the applicable borrowing request (or, in the case of a US Tranche Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the applicable Issuing Bank) by 3:00 p.m., Local Time, on the requested date of such Swingline Loan.
          (c) A Swingline Lender may by written notice given to the Applicable Agent not later than 1:00 p.m., Local Time, on any Business Day require the Lenders under a Tranche to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding under such Tranche; provided, that no US Tranche Term Loan Lender or German Tranche Lender (in its capacity as such) shall be required to participate in any Swingline Loans. Such notice shall specify the aggregate amount of Swingline Loans in which such Lenders will participate. Promptly upon receipt of such notice, the Applicable Agent will give notice thereof to each applicable Lender, specifying in such notice such Lender’s Tranche Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Applicable Agent, for the account of the applicable Swingline Lender, such Lender’s Tranche Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Applicable Agent shall promptly pay to the applicable Swingline Lender the amounts so received by it from the Lenders. The Applicable Agent shall notify the applicable Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Applicable Agent and not to such Swingline Lender. Any amounts received by a Swingline Lender from the applicable Borrower (or other party on behalf of the applicable Borrower) in respect of a Swingline Loan after receipt by such Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Applicable Agent; any such amounts received by such Agent shall be promptly remitted by such Agent to the Lenders that shall have made their payments pursuant to this paragraph and to such Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to such Swingline Lender or to such Applicable Agent, as applicable, if and to the extent such payment is required to be refunded to the applicable Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the applicable Borrower of any default in the payment thereof.
          SECTION 2.05. Letters of Credit. (a) General; Existing Letters of Credit. Subject to the terms and conditions set forth herein, the Company under the US Tranche or the French Tranche or the French Borrower under the French Tranche may request the issuance, for its own account and for the benefit of the Company, the French Borrower or any Subsidiary of the Company, as applicable, of Letters of Credit denominated in US Dollars or in any Alternative Currency, in a form reasonably acceptable to the Administrative Agent, the European Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Company to, or entered into by the Company or the French Borrower, as applicable, with the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Schedule 2.05 sets forth a list of existing letters of credit (the “Existing Letters of Credit”) issued by certain of the Lenders for the account of the Company or a Subsidiary thereof. On and after the Effective Date, the Existing Letters of Credit shall constitute Letters of Credit deemed to have been issued under this Agreement and the Lenders that have issued the Existing Letters of Credit shall constitute Issuing Banks hereunder.
          (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Company or the French Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank, the Administrative Agent and, if applicable, the European Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the Tranche under which such Letter of Credit is to be issued or maintained (with the understanding that no Letters of Credit shall be issued under the German Tranche or that portion of the US Tranche corresponding with Term Loans), the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the currency in which such Letter of Credit is to be denominated (which shall be US Dollars or an Alternative Currency), the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Company or the French Borrower, as applicable, also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Company or the French Borrower, as applicable, shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the US Tranche Exposure shall not exceed the total US Tranche Revolving Commitments, (ii) the French Tranche Exposure shall not exceed the total French Tranche Commitments, and (iii) the aggregate face amount of all outstanding Letters of Credit shall not exceed the US Dollar Equivalent of $75,000,000.
          (c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date.
          (d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders under the applicable Tranche (which at no time shall include the German Tranche or that portion of the US Tranche corresponding with US Tranche Term Loans), the Issuing Bank hereby grants to each such Lender, and each such Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Tranche Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Applicable Agent, for the account of the applicable Issuing Bank, such Lender’s Tranche Percentage of (i) each LC Disbursement made by the Issuing Bank in US Dollars and (ii) the US Dollar Equivalent, using the Exchange Rates in effect on the date such payment is required, of each LC Disbursement made by such Issuing Bank in an Alternative Currency, and in each case, not reimbursed by the Company or the French Borrower, as applicable, on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Company or the French Borrower, as applicable, for any reason (or, if such reimbursement payment was refunded in an Alternative Currency, the US Dollar Equivalent thereof using the Exchange Rates on the date of such refund). Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
          (e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Company or the French Borrower, as applicable, shall reimburse such LC Disbursement by paying to the Administrative Agent or the European Agent, as applicable, an amount equal to such LC Disbursement not later than 2:00 p.m., Local Time, on the next Business Day following the date that such LC Disbursement is made; provided that the Company and the French Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with (x) an ABR US Tranche Revolving Borrowing or US Tranche Swingline Loan if for the Company under the US Tranche and (y) a French Tranche Swingline Loan for the French Borrower if under the French Tranche, in either case in an equivalent amount and, to the extent so financed, the Company’s or the French Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR US Tranche Revolving Borrowing, US Tranche Swingline Loan or French Tranche Swingline Loan, as the case may be. If the Company or the French Borrower, as applicable, fails to make such payment when due, then (i) if such payment relates to an Alternative Currency Letter of Credit, automatically and with no further action required, the Company’s or the French Borrower’s (as applicable) obligation to reimburse the applicable LC Disbursement shall be permanently converted into an obligation to reimburse the US Dollar Equivalent, calculated using the Exchange Rates on the date when such payment was due, of such LC Disbursement and (ii) in the case of each LC Disbursement, the Administrative Agent or the European Agent, as applicable, shall notify each Lender under the applicable Tranche of the applicable LC Disbursement, the payment then due from the Company or the French Borrower, as applicable, in respect thereof and such Lender’s Tranche Percentage thereof. Promptly following receipt of such notice, each such Lender shall pay to the Administrative Agent or the European Agent, as applicable, its Tranche Percentage of the payment then due from the Company or the French Borrower, as applicable, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent or the European Agent, as applicable, shall promptly pay to the applicable Issuing Bank in US Dollars the amounts so received by it from such Lenders. Promptly following receipt by the Administrative Agent or the European Agent, as applicable, of any payment from the Company or the French Borrower pursuant to this paragraph, the Administrative Agent or the European Agent, as applicable, shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR US Tranche Revolving Loans, US Tranche Swingline Loans or French

Tranche Swingline Loans, as contemplated above) shall not constitute a Loan and shall not relieve the Company or the French Borrower of its obligation to reimburse such LC Disbursement. If the Company’s or the French Borrower’s reimbursement of, or obligation to reimburse, any amounts in any Alternative Currency would subject the Administrative Agent, the European Agent, the applicable Issuing Bank or any Lender to any stamp duty, ad valorem charge or similar tax that would not be payable if such reimbursement were made or required to be made in US Dollars, the Company or the French Borrower shall, at its option, either (x) pay the amount of any such tax requested by the Administrative Agent, the European Agent, the relevant Issuing Bank or Lender or (y) reimburse each LC Disbursement made in such Alternative Currency in US Dollars, in an amount equal to the US Dollar Equivalent, calculated using the applicable Exchange Rate on the date such LC Disbursement is made, of such LC Disbursement.
          (f) Obligations Absolute. Each of the Company’s and the French Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Company’s or the French Borrower’s obligations hereunder. Neither the Agents, the Lenders nor the Issuing Banks, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Company or the French Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Company and the French Borrower to the extent permitted by applicable law) suffered by the Company or the French Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
          (g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent, the European Agent, the Company and the French Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Company of its obligation to reimburse the Issuing Bank and the applicable Lenders with respect to any such LC Disbursement.
          (h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Company or the French Borrower, as applicable, shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Company or the French Borrower, as applicable, reimburses such LC Disbursement, (i) if such LC Disbursement is made in US Dollars, and at all times following the conversion to US Dollars of an LC Disbursement made in an Alternative Currency pursuant to paragraph (e) above, at the rate per annum then applicable to ABR US Tranche Revolving Loans, and (ii) if such LC Disbursement is made in an Alternative Currency, at all times prior to its conversion to US Dollars pursuant to paragraph (e) above, at a rate equal to the rate reasonably determined by the applicable Issuing Bank to be the cost to such Issuing Bank of funding such LC Disbursement plus the Applicable Margin applicable to Eurocurrency Revolving Loans at such time; provided that, if the Company or the French Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.
          (i) Replacement of an Issuing Bank. Any Issuing Bank may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Company shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

          (j) Cash Collateralization. If any Event of Default shall occur and be continuing under clauses (h), (i) or (j) under Article VII, or if any other Event of Default shall occur and be continuing and the Required Lenders make a demand under this Section, and the Company and the French Borrower receive notice (and the French Borrower shall be deemed to receive any notice received by the Company) from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Company shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in US Dollars in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that (i) the portions of such amount attributable to undrawn Alternative Currency Letters of Credit or LC Disbursements in an Alternative Currency that the Company is not late in reimbursing shall be deposited in the applicable Alternative Currencies in the actual amounts of such undrawn Letters of Credit and LC Disbursements and (ii) the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Company described in clause (h), (i) or (j) under Article VII. For the purposes of this paragraph, the Alternative Currency LC Exposure shall be calculated using the Exchange Rates on the date notice demanding cash collateralization is delivered to the Company. The Company also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.11(b). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Company under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Company’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse any Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Company for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of the Required Lenders), be applied to satisfy other obligations of the Company under this Agreement. If the Company is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Company within three Business Days after all Events of Default have been cured or waived. To the extent the Company does not fulfill its obligations under this Section with respect to a Letter of Credit issued for the account of the French Borrower, the French Borrower shall satisfy such obligations in respect of such Letter of Credit.
          (k) Issuing Bank Agreements. Unless otherwise requested by the Administrative Agent, each Issuing Bank shall report in writing to the Administrative Agent and the European Agent (i) on the first Business Day of each week, the daily activity (set forth by day) in respect of Letters of Credit during the immediately preceding week, including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements, (ii) on or prior to each Business Day on which such Issuing Bank expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the aggregate face amount of the Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension occurred (and whether the amount thereof changed), it being understood that such Issuing Bank shall not permit any issuance, renewal, extension or amendment resulting in an increase in the amount of any Letter of Credit to occur without first obtaining written confirmation from the Administrative Agent that it is then permitted under this Agreement, (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date of such LC Disbursement and the amount of such LC Disbursement, (iv) on any Business Day on which the Company or the French Borrower, as applicable, fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount and currency of such LC Disbursement and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request.
          (l) Conversion. In the event that the Loans become immediately due and payable on any date pursuant to Article VII, all amounts (i) that the Company or the French Borrower is at the time or thereafter becomes required to reimburse or otherwise pay to the Administrative Agent in respect of LC Disbursements made under any Alternative Currency Letter of Credit (other than amounts in respect of which such Borrower has deposited cash collateral pursuant to paragraph (j) above, if such cash collateral was deposited in the applicable Alternative Currency to the extent so deposited or applied), (ii) that the Lenders are at the time or thereafter become required to pay to the Applicable Agent and the Applicable Agent is at the time or thereafter becomes required to distribute to the applicable Issuing Bank pursuant to paragraph (e) of this Section in respect of unreimbursed LC Disbursements made under any Alternative Currency Letter of Credit and (iii) of each Lender’s participation in any Alternative Currency Letter of Credit under which an LC Disbursement has been made shall, automatically and with no further action required, be converted into the US Dollar Equivalent, calculated using the Exchange Rates on such date (or in the case of any LC Disbursement made after such date, on the date such LC Disbursement is made), of such amounts. On and after such conversion, all amounts accruing and owed to the Administrative Agent, the European Agent, the applicable Issuing Bank or any Lender in respect of the obligations described in this paragraph shall accrue and be payable in US Dollars at the rates otherwise applicable hereunder.
          SECTION 2.06. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in the applicable currency by 11:00 a.m., Local Time, to the account of the Applicable Agent most recently designated for such purpose for Loans of such Class and currency by notice to the applicable Lenders; provided that Swingline Loans shall be made as provided in Section 2.04. The Applicable Agent will make such Loans available to the relevant Borrower by promptly crediting the amounts so received, in like funds, to an account of such Borrower maintained by the Applicable Agent (i) in New York City, in the case of US Tranche Loans denominated in US Dollars and made to the Company, (ii) in London, Frankfurt or Brussels in the case of Loans under the US Tranche made to a European Borrower, (iii) in London or Paris in the case of Loans under the French Tranche made to the French Borrower or a European Borrower, or in London or New York City in the case of Loans in US Dollars under the French Tranche made to the Company, (iv) in Frankfurt, in the case of Loans under the German Tranche or (v) or in any case, by wire transfer to an account specified by such Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

          (b) Unless the Applicable Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Applicable Agent such Lender’s share of such Borrowing, the Applicable Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the relevant Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Applicable Agent, then the applicable Lender and such Borrower severally agree to pay to the Applicable Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Applicable Agent, at (i) in the case of such Lender, the rate reasonably determined by the Applicable Agent to be the cost to it of funding such amount or (ii) in the case of such Borrower, the interest rate applicable to the subject Loan. If such Lender pays such amount to the Applicable Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
          SECTION 2.07. Interest Elections. (a) Each Revolving Borrowing and each Term Loan Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the relevant Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. A Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.
          (b) To make an election pursuant to this Section, a Borrower, or the Company on its behalf, shall notify the Applicable Agent of such election by telephone (or, if to the Administrative Agent, by e-mail in accordance with Section 11.01) by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic (or electronic) Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Applicable Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the relevant Borrower, or the Company on its behalf. Notwithstanding any contrary provision herein, this Section shall not be construed to permit any Borrower to (i) change the currency of any Borrowing, (ii) elect an Interest Period for Eurocurrency Loans that does not comply with Section 2.02(d) or (iii) convert any Borrowing to a Borrowing of a Type not available under the Class of Commitments pursuant to which such Borrowing was made.
          (c) Each telephonic, electronic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
     (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
     (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
     (iii) the Type of the resulting Borrowing; and
     (iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.
          (d) Promptly following receipt of an Interest Election Request, the Applicable Agent shall advise each Lender holding a Loan to which such request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.
          (e) If the relevant Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, such Borrowing shall (i) in the case of a Eurocurrency Borrowing denominated in US Dollars and made to the Company under the US Tranche, be converted to an ABR Borrowing, and (ii) in the case of any other Eurocurrency Borrowing, be continued as a Eurocurrency Borrowing with an Interest Period of one month’s duration. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Company, then, so long as an Event of Default is continuing (i) no outstanding Borrowing borrowed by the Company may be converted to or continued at the end of the then current Interest Period as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing shall (A) in the case of such a Borrowing by the Company in US Dollars under the US Tranche, be converted into an ABR Borrowing at the end of the Interest Period applicable thereto, and (B) in the case of any other Eurocurrency Borrowing, be continued as a Eurocurrency Borrowing with an Interest Period of one month’s duration.
          SECTION 2.08. Termination and Reduction of Commitments. (a) Unless previously terminated, the US Tranche Revolving Commitments and the French Tranche Commitments shall terminate on the Maturity Date, and the US Tranche Term Loan Commitments and the German Tranche Commitments shall expire by 9:00 a.m. (x) New York City time with respect to the US Tranche Term Loan Commitments and (y) 9:00 a.m. London time with respect to the German Tranche Commitments, on the earlier of March 15, 2006 and the date on which the Senior Notes are issued, to the extent not used to fund US Tranche Term Loans and German Tranche Term Loans by such date.
          (b) The Company may at any time terminate, or from time to time reduce, the Revolving Commitments of the US Tranche or the French Tranche; provided that (i) each reduction of the Commitments of the applicable Tranche shall be in an amount that is an integral multiple of the Borrowing Multiple for a Eurocurrency Borrowing denominated in US Dollars and not less than the Borrowing Minimum for a Eurocurrency Borrowing denominated in US Dollars, (ii) the Company shall not terminate or reduce the US Tranche Revolving Commitments if, after giving effect to any concurrent prepayment of the US Tranche Revolving Loans in accordance with Section 2.11, the aggregate US Tranche Revolving Exposures would exceed the aggregate US Tranche Revolving Commitments, and (iii) the Company shall not terminate or reduce the French Tranche Commitments if, after giving effect to any concurrent prepayment of the French Tranche Revolving Loans in accordance with Section 2.11, the aggregate French Tranche Exposures would exceed the aggregate French Tranche Commitments.
          (c) The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments of any Class under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying the effective date of such election. Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the applicable Lenders in accordance with their respective Commitments of such Class.
          SECTION 2.09. Increase in Commitments.
          (a) At any time and from time to time prior to the Maturity Date, the Company may, by written notice to the Administrative Agent (which the Administrative Agent shall promptly furnish to each Lender in the applicable Tranche), request that one or more Persons (which may include the Lenders in the applicable Tranche, as provided below) offer to increase their Commitments under any Tranche (if they are Lenders) or to make additional Commitments under any Tranche (if they are not already Lenders) (such increased and/or additional Commitments being, in the case of any Tranche, a “Tranche Increase”) under this paragraph (a), it being understood that if such offer is to be made by a Person that is not already a Lender, the Administrative Agent shall have consented to such Person being a Lender hereunder to the extent such consent would be required pursuant to Section 11.04(b) in the event of an assignment to such Person (such consent not to be unreasonably withheld). Notwithstanding anything to the contrary set forth herein, the German Tranche shall not be subject to any Tranche Increase described in this Section and no increase of the US Tranche shall increase the US Tranche Term Loan Commitments or the aggregate amount of the US Tranche Term Loans. The minimum aggregate amount of any Tranche Increase shall be $10,000,000 in the case of the US Tranche and $5,000,000 in the case of the French Tranche. In no event shall the aggregate amount of all Tranche Increases pursuant to this paragraph (a) exceed $125,000,000. The Company may arrange for one or more banks or other financial institutions, which may include any Lender, to extend applicable Tranche Commitments or increase their existing applicable Tranche Commitments in an aggregate amount equal to the amount of the Tranche Increase. In the event that one or more of such Persons offer to increase or enter into such Commitments, and such Persons, the Company, any other applicable Borrower and the Administrative Agent agree as to the amount of such Commitments to be allocated to the respective Persons making such offers and the fees (if any) to be payable by the Company in connection therewith, the Company, any other applicable Borrower, such Persons, the Administrative Agent and any other Applicable Agent shall execute and deliver an appropriate amendment to this Agreement, which amendment shall specify, among other things, the procedures for reallocating any outstanding Revolving Credit Exposure under the Tranche that is subject to the Tranche Increase effected by such amendment. Notwithstanding anything to the contrary set forth herein, the Agents shall have at least 15 Business Days, but no more than 20 Business Days, prior to the proposed effective date for such an increase to obtain administrative details from Lenders increasing their Commitments or Persons becoming new Lenders hereunder and to otherwise administer such increase, including processing Borrowing Requests and determining whether breakage amounts, if any, will be required to be paid by the Borrowers. No such increase shall be effective until such administration period has expired.
          (b) Notwithstanding the foregoing, no increase in the Commitments (or in the Commitment of any Lender) or addition of a new Lender shall become effective under this Section if any Default or Event of Default has occurred and is continuing prior to the effectiveness of any such increase or would arise after giving effect thereto.
          SECTION 2.10. Repayment of Loans; Evidence of Debt. (a) (i) Each Borrower hereby unconditionally promises to pay to the Applicable Agent for the accounts of the applicable Lenders the then unpaid principal amount of each Borrowing of such Borrower no later than the Maturity Date; and (ii) the Company hereby unconditionally promises to pay to each Swingline Lender the then unpaid principal amount of each Swingline Loan made by such Swingline Lender on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least five Business Days after such Swingline Loan is made, provided that on each date that a Revolving Borrowing is made under a Tranche, the applicable Borrower shall repay all Swingline Loans then outstanding under such Tranche; provided, further, that so long as the conditions for a Borrowing have been satisfied, a Borrower may use Revolving Borrowing proceeds to repay a Swingline Loan. Each Borrower agrees to repay the principal amount of each Loan made to such Borrower and the accrued interest thereon in the currency of such Loan.
          (b) Subject to adjustment as described below and the full repayment thereof on the Maturity Date, if drawn, the Company and the German Borrower shall repay their respective Term Loans on each date set forth below in an aggregate principal amount equal to the amount set forth opposite such date:

	Principal Amount	Principal Amount
Date	(Company)	(German Borrower)
February 28, 2007	$375,000	$750,000
May 31, 2007	$375,000	$750,000
August 31, 2007	$375,000	$750,000
November 30, 2007	$375,000	$750,000
February 28, 2008	$375,000	$750,000
May 31, 2008	$375,000	$750,000
August 31, 2008	$375,000	$750,000

	Principal Amount	Principal Amount
Date	(Company)	(German Borrower)
November 30, 2008	$375,000	$750,000
February 28, 2009	$1,125,000	$2,250,000
May 31, 2009	$1,125,000	$2,250,000
August 31, 2009	$1,125,000	$2,250,000
November 30, 2009	$1,125,000	$2,250,000
February 28, 2010	$5,625,000	$11,250,000
May 31, 2010	$5,625,000	$11,250,000
August 31, 2010	$5,625,000	$11,250,000
November 30, 2010	$5,625,000	$11,250,000
Maturity Date	All remaining outstanding principal amounts in respect of the US Tranche Term Loans	All remaining outstanding principal amounts in respect of the German Term Loans
To the extent not previously paid, all Term Loans and all accrued and unpaid interest due thereon shall be due and payable on the Maturity Date. Prepayment of a Term Loan Borrowing shall be applied to reduce the scheduled repayments of the Term Loan Borrowings to be made pursuant to this Section in inverse order of maturity. Each repayment of a Term Loan Borrowing shall be applied ratably to the Loans included in the repaid Borrowing. Repayments of Term Loan Borrowings shall be accompanied by accrued interest on the amount repaid.
          (c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
          (d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class, Type and currency thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by any Agent hereunder for the accounts of the Lenders and each Lender’s share thereof.
          (e) The entries made in the accounts maintained pursuant to paragraph (b), (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans in accordance with the terms of this Agreement.
          (f) Any Lender may request that Loans of any Class made by it to any Borrower be evidenced by a promissory note. In such event, the relevant Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 11.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
          SECTION 2.11. Prepayment of Loans. (a) Any Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (d) of this Section, in a minimum amount equal to (i) $1,000,000 or any integral multiple of $500,000 (or the US Dollar equivalents thereof) in excess thereof in the case of any Borrowing denominated in US Dollars or an Alternative Currency other than Euro, or (ii) €1,000,000 or any integral multiple of €500,000 in excess thereof in the case of any Borrowing denominated in Euro.
          (b) In the event and on such occasion that (i) the sum of the US Tranche Exposures exceeds the total US Tranche Revolving Commitments, or (ii) the sum of the French Tranche Exposures exceeds the total French Tranche Commitments, the Borrowers under the applicable Tranche shall prepay Revolving Borrowings or Swingline Borrowings (or, if no such Borrowings are outstanding in such Tranche, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(j), in the case of the US Tranche, or deposit cash collateral in an account with the European Agent), in an aggregate amount equal to such excess; provided that if such excess arises solely as a result of currency rate fluctuations and such excess under any Tranche is not greater than 5% of the total Commitments under such Tranche, such prepayment or deposit, as the case may be, shall not be required. On the issuance date for the Senior Notes, the Company and the German Borrower shall prepay in their entirety all of the then outstanding Term Loans, if any, together with all other amounts required under this Section 2.11 in connection with prepayments.
          (c) Prior to any optional or mandatory prepayment of Borrowings hereunder, the applicable Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (d) of this Section.
          (d) The applicable Borrower, or the Company on behalf of the applicable Borrower, shall notify the Applicable Agent (and, in the case of prepayment of a Swingline Loan, the applicable Swingline Lender) by telephone (or by e-mail in accordance with Section 11.01 with respect to the Administrative Agent, and in any event as confirmed by telecopy) of any prepayment of a Borrowing hereunder (i) in the case of a Eurocurrency Borrowing, not later than 2:00 p.m., Local Time, three Business Days before the date of such prepayment, and (ii) in the case of an ABR Borrowing or a Swingline Loan, not later than 2:00 p.m., Local Time, on the date of such prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of optional prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.08(c), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08(c). Promptly following receipt of any such notice, the Applicable Agent shall advise the applicable Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13 and (ii) break funding payments pursuant to Section 2.16. Prepayments of Term Loans shall be subject to the requirements of Section 2.10(b).
          SECTION 2.12. Fees. (a) The European Borrowers and the Company agree to pay to the Administrative Agent for the account of each US Tranche Lender a facility fee, which shall accrue at the Applicable Rate on the daily amount of the US Tranche Revolving Commitment of such US Tranche Lender (whether used or unused) during the period from and including the Effective Date to but excluding the date on which such US Tranche Revolving Commitment terminates; provided that, if such US Tranche Lender continues to have any US Tranche Exposure after its US Tranche Revolving Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such US Tranche Lender’s US Tranche Exposure from and including the date on which its US Tranche Revolving Commitment terminates to but excluding the date on which such Lender ceases to have any US Tranche Exposure; provided, further, that the European Borrowers shall not be required to remit facility fees in excess of the Applicable Rate for any period on $160,000,000 of the aggregate of the US Tranche Revolving Commitments less the principal amount of the Obligations (including LC Exposure) outstanding under the French Tranche (such amount representing the maximum amount of the US Tranche available to the European Borrowers). The French Borrower agrees to pay to the European Agent for the account of each French Tranche Lender a facility fee, which shall accrue at the Applicable Rate on the daily amount of the French Tranche Commitment of such French Tranche Lender (whether used or unused) during the period from and including the Effective Date to but excluding the date on which such French Tranche Commitment terminates; provided that, if such French Tranche Lender continues to have any French Tranche Exposure after its French Tranche Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such French Tranche Lender’s French Tranche Exposure to but excluding the date on which such French Tranche Lender ceases to have any French Tranche Exposure; provided, further, that (x) to the extent the Company or any European Borrower has received Borrowings under the French Tranche, the Company and such European Borrower shall pay that portion of the facility fee under the French Tranche that ratably corresponds with its Borrowings thereunder, with the French Borrower paying the remainder thereof and (y) as to the French Tranche, the facility fees shall be allocated pro rata among the French Borrower, the Company and the European Borrowers at the end of the Availability Period. The German Borrower agrees to pay to the European Agent for the account of each German Tranche Lender a facility fee, which shall accrue at the Applicable Rate on the daily amount of the German Tranche Commitment of such German Tranche Lender (whether used or unused) during the period from and including the Effective Date to but excluding the earlier of the date on which the German Tranche Lenders fund the German Tranche Term Loans and the date on which the German Tranche Commitments terminate. The Company agrees to pay to the Administrative Agent for the account of each US Tranche Lender with a US Tranche Term Loan Commitment a facility fee, which shall accrue at the Applicable Rate on the daily amount of the US Tranche Term Loan Commitment of such US Tranche Lender (whether used or unused) during the period from and including the Effective Date to but excluding the earlier of the date on which the US Tranche Term Loan Lenders fund the US Tranche Term Loans and the date on which the US Tranche Term Loan Commitments terminate. Accrued facility fees shall be payable in arrears on the last day of February, May, August and November of each year and on the date on which the applicable Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any facility fees accruing after the date on which the applicable

Commitments terminate shall be payable on demand. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Any payment required to be made pursuant to this paragraph (a) by the Company to the European Agent shall be made to the Administrative Agent, as a sub-agent for the European Agent, as applicable, in New York, New York for the account of the applicable Lenders. For purposes of computing the average daily amount of any LC Exposure for any period under this Section 2.12(a), the average daily amount of the Alternative Currency LC Exposure for such period shall be calculated by multiplying (i) the average daily balance of each Alternative Currency Letter of Credit (expressed in the currency in which such Alternative Currency Letter of Credit is denominated) by (ii) the Exchange Rate for each such Alternative Currency in effect on the last Business Day of such period or by such other reasonable method that the Administrative Agent deems appropriate. The Company shall pay any facility fee described hereunder that is not paid by any other Borrower when due.
          (b) The Company agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurocurrency Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee to be agreed upon by the Company and such Issuing Bank on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) with respect to Letters of Credit issued by such Issuing Bank, during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as each Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of February, May, August, and November of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing the average daily amount of any LC Exposure for any period under this Section 2.12(b), the average daily amount of the Alternative Currency LC Exposure for such period shall be calculated as set forth in paragraph (a) above.
          (c) The Company agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Administrative Agent. The Company and the Borrowers jointly and severally agree to pay to the European Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the European Agent.

          (d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Applicable Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.
          SECTION 2.13. Interest. (a) The Loans comprising each ABR Borrowing (other than each Swingline Loan) shall bear interest at the Alternate Base Rate. US Tranche Swingline Loans shall bear interest at a rate per annum equal to the US Swingline Rate. French Tranche Swingline Loans shall bear interest at a rate per annum equal to the French Tranche Swingline Rate plus the Applicable Rate for Eurocurrency Revolving Loans plus the Mandatory Cost.
          (b) The Loans comprising each Eurocurrency Borrowing by the Company under the US Tranche shall bear interest at the Applicable Interbank Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate. The Loans comprising each Eurocurrency Borrowing by a European Borrower under the US Tranche, the Company or the French Borrower under the French Tranche, or the German Borrower under the German Tranche, shall bear interest at the Applicable Interbank Rate for the Interest Period then in effect for such Borrowing plus the Applicable Rate plus the Mandatory Cost.
          (c) Notwithstanding the foregoing, during the continuance of an Event of Default the Required Lenders may, at their option, by notice to the Company (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 11.02(b) requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) each Borrowing shall bear interest at the rate otherwise applicable thereto plus 2% per annum, and (ii) the Letter of Credit participation fee provided for in Section 2.12(b) shall be increased by 2% per annum, provided that, during the continuance of an Event of Default described in clause (h) or (i) of Article VII, the interest rates set forth in clause (i) above and the increase in the Letter of Credit participation fee set forth in clause (ii) above shall be applicable to all Borrowings and Letters of Credit without any election or action on the part of any Agent or any Lender.
          (d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the applicable Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
          (e) Subject to Section 2.13(f), all interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable

Alternate Base Rate and the Applicable Interbank Rate shall be determined by the Applicable Agent, and such determination shall be conclusive absent manifest error.
          (f) The principle of deemed reinvestment of interest shall not apply to any interest calculation under this Agreement. The rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.
          (g) Notwithstanding any other provision of this Agreement, if and to the extent that the laws of France, Germany, Belgium or any other jurisdiction in which a Borrower is organized or from which Loans are made are applicable to interest payable under this Agreement, no interest on the credit advanced will be payable in excess of that permitted by such laws. In order to comply with the provisions of articles L313-1 et seq. and R313-1 and R 313-2 of the French Consumer Code (Code de la Consommation), each Borrower, each French Tranche Lender and each Agent acknowledges that by virtue of certain characteristics of the French Tranche (and in particular the variable interest rates applicable to Loans and the Borrowers’ rights to select the Interest Periods for certain Loans), the taux effectif global cannot be calculated as of the date of this Agreement. However, each Borrower acknowledges that it has received from the Agents the letter attached hereto as Exhibit G (as evidenced by their written acknowledgment thereof) setting forth a sample calculation of the taux effective global, based on figured examples and calculated on assumptions as to the taux and the durée de période set out in such letter.
          SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing in any currency:
          (a) the Applicable Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Applicable Interbank Rate for such Interest Period; or
          (b) the Applicable Agent is advised by a majority in interest of the Lenders that would participate in such Borrowing that the Applicable Interbank Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;
then the Applicable Agent shall give notice thereof to the applicable Borrower and the applicable Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Applicable Agent notifies the applicable Borrower and the applicable Lenders that the circumstances giving rise to such notice no longer exist (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing in such currency shall be ineffective, and such Borrowing shall be converted to or continued on the last day of the Interest Period applicable thereto (A) if such Borrowing is a Eurocurrency Borrowing by the Company under the US Tranche, as an ABR Borrowing, or (B) if such Borrowing is a Eurocurrency Borrowing by the Company or the French Borrower under the French Tranche, or a Borrowing by the German Borrower under the German Tranche, or a Borrowing by the European Borrower under the US Tranche, as a Borrowing bearing interest at such rate as the European Agent shall determine, after consultation with the Lenders, adequately reflects the costs to the applicable Lenders of making or maintaining their Loans, and (ii) if any Borrowing

Request requests a Eurocurrency Borrowing in such currency, unless the applicable Borrower notifies the Applicable Agent in writing prior to the date on which such Borrowing is requested to be made that it wishes to revoke such Borrowing Request, (A) if such Borrowing is a Eurocurrency Borrowing by the Company under the US Tranche, such Borrowing shall be made as an ABR Borrowing, and (B) if such Borrowing is a Eurocurrency Borrowing by the Company or the French Borrower under the French Tranche, or a Borrowing by the German Borrower under the German Tranche, or a Borrowing by a European Borrower under the US Tranche, such Borrowing shall be made as a Borrowing bearing interest at such rate as the European Agent shall determine adequately reflects the costs to the applicable Lenders of making or maintaining their Loans, plus the Applicable Rate for Eurocurrency Loans plus the Mandatory Cost.
          SECTION 2.15. Increased Costs. (a) If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Applicable Interbank Rate) or Issuing Bank; or
     (ii) impose on any Lender or Issuing Bank or the Applicable Interbank Markets any other condition affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein, including, without limitation, any change under applicable law or regulation governing the issuance and maintenance of EU Lending Passports;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then the applicable Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
          (b) If any Lender or Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy), then from time to time the applicable Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

          (c) A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay or cause the other Borrowers to pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
          (d) Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Company and the other Borrowers shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.
          SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan to a Loan of a different Type or Interest Period other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(d) and is revoked in accordance therewith), or (d) the assignment or deemed assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.20 or the CAM Exchange, then, in any such event, the applicable Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Applicable Interbank Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the Applicable Interbank Market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section, and setting forth in reasonable detail the calculations used by such Lender to determine such amount or amounts, shall be delivered to the applicable Borrower and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
          SECTION 2.17. Taxes.

     (a) Any and all payments by or on account of any obligation of each Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Applicable Agent or the applicable Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
     (b) In addition, each Borrower shall pay any Other Taxes related to such Borrower to the relevant Governmental Authority in accordance with applicable law.
     (c) The relevant Borrower shall indemnify each Agent, each Lender and each Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by such Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of such Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest (except as such penalties and interest are attributable to the gross negligence or willful delay of any Agent, Lender or Issuing Bank) and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender or Issuing Bank, or by an Agent on its own behalf or on behalf of a Lender or Issuing Bank, shall be conclusive absent manifest error.
     (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
     (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower under a Tranche in which such Lender participates is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to such Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law and reasonably requested by such Borrower, any such properly completed and executed documentation prescribed by applicable law and reasonably requested by such Borrower as may permit such payments to be made without withholding or at a reduced rate of withholding tax.
     (f) Each Lender, on the date it becomes a Lender hereunder, will designate lending offices for the Loans to be made by it (a “Facility Office”) such that, on such date, it (directly or through any Borrower) will not be liable for (i) in the case of a US Tranche Lender, any withholding tax that is imposed by the United States of America, Germany or Belgium (or any political subdivision thereof) on payments by the Company or a European Borrower from an office within such jurisdiction, (ii) in the case of a German Tranche Lender, any withholding tax that is imposed by Germany (or any political subdivision thereof) on any payments by the German Borrower from an office within such jurisdiction, or (iii) in the case of a French Tranche Lender, any withholding tax that is imposed by France or the United States of America (or any political subdivision thereof) on payments by the French Borrower or the Company from an office within such jurisdiction. If any Lender does not comply with this Section 2.17(e) or (f), the relevant Borrower shall have no obligation to indemnify such Lender, or any relevant Agent or Issuing Bank for the account of such Lender, under this Section 2.17, provided, however, (x) that such Borrower shall not be relieved of the foregoing indemnity obligation if the Company or the applicable Borrower shall fail to comply with the requirements of Section 2.21(a)(ii) and (y) that such Borrower shall not be relieved of the foregoing indemnity obligation if a liability under this Section results solely from the occurrence of the CAM Exchange. If, and only if, a Lender with a French Tranche Commitment is organized under the laws of a jurisdiction other than France (including any political subdivision thereof) and funds a Loan under the French Tranche from a Facility Office in France, then such Lender shall deliver to the European Agent, the Administrative Agent, the Company, and the French Borrower a declaration issued by the competent French tax authority certifying that the place of taxation of the Facility Office, pursuant to French official guidelines (DB 5 I 1224 dated December 1st, 1997), is France and not the jurisdiction of organization of such Lender. Such Lender shall deliver such a declaration promptly after such Lender becomes a party to this Agreement and, thereafter, shall deliver such a declaration on the first Business Day of each calendar year for so long as such Lender is a party to this Agreement.
     (g) In cases in which a Borrower makes a payment under this Agreement to a U.S. person with knowledge that such U.S. person is acting as an agent for a foreign person, such Borrower will not treat such payment as being made to a U.S. person for purposes of Treas. Reg. § 1.1441-1(b)(2)(ii) (or a successor provision) without the express written consent of such U.S. person.
     (h) If the Administrative Agent or a Lender receives a refund of any Taxes or Other Taxes as to which it has been indemnified by a Borrower or with respect to which a Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to such Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund, and only to the extent that the amount of such refund is both reasonably identifiable and quantifiable by such Lender without imposing on such Lender an unacceptable administrative burden); provided, that such Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Borrower or any other Person.

     SECTION 2.18. EU Lending Passport; Local Branch Availability. In order to extend Loans and other financial accommodations under the French Tranche and remain in compliance with all applicable laws and regulations (including, without limitation, the laws of France and each other jurisdiction in which a Borrower with availability under the French Tranche is organized), each Lender with a French Tranche Commitment shall either (x) obtain and hold an EU Lending Passport for so long as the laws and regulations governing members of the European Union provide for EU Lending Passports and/or (y) otherwise have the ability to fund a Borrowing and satisfy its duties and obligations under the French Tranche in a Borrower’s jurisdiction of organization (so long as such Borrower is entitled to request extensions of credit under the French Tranche), including, without limitation, having a local branch in any such jurisdiction of organization. Each Person that becomes a Lender hereunder with a French Tranche Commitment pursuant to the assignment provisions of Section 11.04 shall certify in its Assignment and Assumption that it possesses an EU Lending Passport and/or satisfies the requirements of the foregoing clause (y). In the event EU Lending Passports are no longer available, including, without limitation, as a result of changes in applicable laws or regulations, or a Lender is prohibited from extending credit to a Borrower from a previously permitted jurisdiction into a previously permitted jurisdiction, or if adverse tax consequences result from such Loans or other financial accommodations remaining outstanding, then no Lender shall be required to make or maintain Loans or other financial accommodations under the French Tranche in contravention of applicable laws and regulations or if such adverse tax consequences remain outstanding, and the applicable Borrowers shall repay all Obligations arising in connection therewith as required to prevent any contravention of such laws and regulations.
     SECTION 2.19. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) Each Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16, 2.17 or 2.18, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 12:00 noon, Local Time), on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Applicable Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Applicable Agent to the applicable account specified in Schedule 2.19 or, in any such case, to such other account as the Applicable Agent shall from time to time specify in a notice delivered to the Company, except payments to be made directly to an Issuing Bank or a Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17, 2.18 and 11.03 shall be made directly to the Persons entitled thereto and payments pursuant to the other Loan Documents shall be made to the Persons specified therein. The Applicable Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder or under any other Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under any Loan Document of principal or interest in respect of any Loan or LC Disbursement shall be made in the currency of such Loan or LC Disbursement; and all other payments hereunder or under any other Loan Document shall be made in US Dollars, except as otherwise expressly provided. Any payment required to be made by an Agent hereunder shall be deemed to have been made by the time required if such Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by such Agent to make such payment. Any payment required to be made by a Borrower hereunder shall be deemed to have been made by the time required if such Borrower shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by such Borrower to make such payment.
     (b) If at any time insufficient funds are received by and available to the Applicable Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.
     (c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans, participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans, participations in LC Disbursements and Swingline Loans, as the case may be, and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans, participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans, and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans, participations in LC Disbursements and Swingline Loans to any assignee or participant, other than to the Company or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.
     (d) Unless the Applicable Agent shall have received notice from the relevant Borrower prior to the date on which any payment is due for the account of all or certain of the Lenders or Issuing Banks hereunder that such Borrower will not make such payment, the Applicable Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable

Lenders or Issuing Banks, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the applicable Lenders or Issuing Banks, as the case may be, severally agrees to repay to the Applicable Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Applicable Agent, at a rate determined by the Applicable Agent in accordance with banking industry practices on interbank compensation.
     (e) If any Lender shall fail to make any payment required to be made by it to any Agent pursuant to this Agreement, then the Agents may, in their discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by them for the account of such Lender to satisfy such Lender’s obligations to the Agents until all such unsatisfied obligations are fully paid.
     SECTION 2.20. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
     (b) If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender defaults in its obligation to fund Loans hereunder, or if any Lender refuses to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement or any other Loan Document requiring the consent of the Required Lenders or all Lenders (or all affected Lenders) pursuant to Section 11.02, and the same has been approved by such Lenders, as applicable (or would have been approved by such Lenders with the disapproving Lender’s consent), then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.04), all its interests, rights and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent (and if a US Tranche Revolving Commitment or a French Tranche Commitment is being assigned, each Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.
          SECTION 2.21. Designation of Subsidiary Borrowers. (a) The Company may at any time and from time to time designate any Foreign Subsidiary as a European Borrower with the ability to request credit (other than US Tranche Term Loans) under the US Tranche upon satisfaction of the following conditions:
    (i) The Administrative Agent shall have received a Borrowing Subsidiary Agreement executed by such Subsidiary and the Company.
    (ii) The Administrative Agent shall have received evidence satisfactory to the Administrative Agent that (A) no withholding tax shall apply to any sum payable by such Subsidiary to any Lender under the Loan Documents, (B) gross-up obligations contained in the Loan Documents protect the Administrative Agent and the Lenders from any economic effect of such withholding obligations, and (C) the laws and regulations of the jurisdictions in which such Subsidiary is organized and is located permit extensions of credit and other financial accommodations from the United States of America into such jurisdictions.
    (iii) The Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act and (if applicable) the Money Laundering Regulations 2003 of the United Kingdom (as amended) in respect of such Subsidiary.
    (iv) The Collateral Agent shall have received a pledge of certain of the Equity Interests of such Foreign Subsidiary (as contemplated by the Foreign Subsidiary Pledge Agreement) if such Foreign Subsidiary is directly owned by the Company or a Subsidiary Guarantor.
    (v) The Administrative Agent shall have received organizational documents, authorizing resolutions, officers’ certificates, legal opinions and such other instruments, documents and agreements in respect of such Subsidiary as the Administrative Agent may reasonably request.
          (b) Upon satisfaction of the conditions set forth in paragraph (a) of this Section 2.21, such Subsidiary shall for all purposes of this Agreement be a Borrower with the ability to request credit under the US Tranche, and a party to this Agreement until the Company shall have executed and delivered to the Administrative Agent a Borrowing Subsidiary Termination with respect to such Subsidiary, whereupon such Subsidiary shall cease to be a Borrower, and a party to this Agreement. Notwithstanding the preceding sentence, (x) no single Subsidiary may be added and terminated under this Section 2.21 more than twice during the term of this Agreement and (y) no Borrowing Subsidiary Termination will become effective as to any Borrower at a time when any principal of or interest on any Loan to such Borrower, shall be outstanding hereunder, provided that such Borrowing Subsidiary Termination shall be effective to terminate the right of such European Borrower, to make further Borrowings under this Agreement. As soon as practicable upon receipt of a Borrowing Subsidiary Agreement, the Administrative Agent shall furnish a copy thereof to each Lender.
ARTICLE III
Representations and Warranties
     Each Borrower represents and warrants to the Lenders that:
     SECTION 3.01. Organization; Powers. Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing (to the extent that such concept is applicable in the relevant jurisdiction) under the laws of the jurisdiction of its organization or incorporation, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing (to the extent such concept is applicable) in, every jurisdiction where such qualification is required.
     SECTION 3.02. Authorization; Enforceability. The Transactions are within each Borrower’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder or shareholder action. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. Each Borrowing Subsidiary Agreement has been duly executed and delivered by the Borrower party thereto and constitutes a legal, valid and binding obligation of such Borrower, enforceable against such Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. The Subsidiary Guarantee Agreement has been duly executed and delivered by each Subsidiary Guarantor and constitutes a legal, valid and binding obligation of such Subsidiary Guarantor, enforceable against such Subsidiary Guarantor in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. It is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of this Agreement that it or any other instrument be filed, recorded, registered or enrolled in any court, public office or elsewhere in France or that any stamp, registration or similar tax be paid in France or in relation to this Agreement, except for the stamp duty known as “timbre de dimension” which is due if this Agreement is signed in France. This Agreement, once translated into French by a sworn translator before the French courts, is in proper form for its enforcement in the courts of France.

     SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation applicable to the Company or its Subsidiaries and will not violate the charter, by-laws or other organizational or constitutional documents of the Company or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any material indenture, agreement or other instrument binding upon the Company or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any Material Indebtedness to be paid by the Company or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries (other than the Lien created by the Foreign Subsidiary Pledge Agreement).
     SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Company has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended August 31, 2005, reported on by PricewaterhouseCoopers LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended November 30, 2005, certified by an appropriate officer of the Company as required by the Securities and Exchange Commission or any other applicable Governmental Authority. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.
     (b) Since August 31, 2005, there has been no material adverse change in the business, assets or financial condition of the Company and its Subsidiaries, taken as a whole.
     SECTION 3.05. Properties; Insurance. (a) Each of the Company and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.
     (b) Each of the Company and its Subsidiaries owns, is licensed, or otherwise has in its possession and uses all trademarks, tradenames, copyrights, patents and other intellectual property necessary to conduct its business as presently conducted. The Company and its Subsidiaries have not received any written notice that their respective use of any of the foregoing infringes upon the intellectual property rights of any other Person.
     (c) Each of the Company and its Subsidiaries maintains, with financially sound insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations; provided, that each of the Company and its Subsidiaries may self-insure to the same extent as other companies engaged in similar businesses and owning similar properties in the same general areas in which the Company or each such Subsidiary, as applicable, operates.

     SECTION 3.06. Litigation, Environmental and Labor Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.
     (b) Except with respect to any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither the Company nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has received written, or to the knowledge of the Company or any such Subsidiary, other notice that it is subject to any Environmental Liability, or (iii) has received written, or to the knowledge of the Company or any such Subsidiary, other notice of any claim with respect to any Environmental Liability.
     (c) There are no labor controversies pending against or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries (i) which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, or (ii) that involve this Agreement or the Transactions.
     SECTION 3.07. Compliance with Laws and Agreements. Each of the Company and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.
     SECTION 3.08. Investment Company Status. Neither the Company nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
     SECTION 3.09. Taxes. Each of the Company and its Subsidiaries has timely filed or caused to be filed all income and other material Tax returns and reports required to have been filed and has paid or caused to be paid all income and other material Taxes that are due and payable by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP, or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
     SECTION 3.10. ERISA. No ERISA Event has occurred, and no ERISA Event with respect to any Plan is reasonably expected to occur, that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.

     SECTION 3.11. Subsidiaries; Ownership of Capital Stock. As of the Effective Date, Schedule 3.11 sets forth all of the Company’s Subsidiaries, the jurisdiction of organization or incorporation of each of its Subsidiaries and the identity of the holders of all shares or other interests of each class of Equity Interests of each of its Subsidiaries and identifies those Subsidiaries that are Material Domestic Subsidiaries.
     SECTION 3.12. Disclosure. The Company has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, as of the date hereof, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other written information furnished by or on behalf of the Company to any Agent, any Issuing Bank or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished or publicly available in periodic and other reports, proxy statements and other materials filed by the Company or any Subsidiary with the Securities and Exchange Commission) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, and other forward-looking statements, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
     SECTION 3.13. Liens. There are no Liens on any of the real or personal properties of the Company or any Subsidiary except for Liens permitted under Section 6.02.
     SECTION 3.14. Regulation U. Margin stock (as defined in Regulation U) constitutes less than 25% of the value of those assets of the Company and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.
ARTICLE IV
Conditions
     SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 11.02):
     (a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.
     (b) The Administrative Agent (or its counsel) shall have received from each Initial Subsidiary Guarantor either (i) a counterpart of the Subsidiary Guarantee Agreement signed on behalf of such Subsidiary Guarantor or (ii) written evidence satisfactory to the

Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such Subsidiary Guarantor has signed a counterpart of the Subsidiary Guarantee Agreement.
     (c) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Jones Day, counsel for the Borrowers, in form and substance reasonably satisfactory to the Administrative Agent and covering such other matters relating to the Borrowers, this Agreement or the Transactions as the Required Lenders shall reasonably request. The Borrowers hereby request such counsel to deliver such opinion. The Administrative Agent shall also have received favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Jones Day, special French counsel to the Borrowers, Jones Day, special German counsel to the Borrowers, and Jones Day, special Belgian counsel to the Borrowers, in each case in form and substance reasonably acceptable to the Administrative Agent and covering such matters relating to this Agreement or the Transaction as the Required Lenders shall reasonably request. The Borrowers hereby request such counsel to deliver such opinions.
     (d) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrowers and the Initial Subsidiary Guarantors, the authorization of the Transactions and any other legal matters relating to the Borrowers or any Initial Subsidiary Guarantor, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel, including all of the agreements, documents and instruments set forth in Exhibit F hereto.
     (e) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Financial Officer, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.
     (f) The Administrative Agent, the Lead Arranger and the Lenders shall have received all other fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced and received no less than three days in advance, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrowers hereunder.
     (g) The Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act and (if applicable) the Money Laundering Regulations 2003 of the United Kingdom (as amended).
     (h) The Administrative Agent shall have received evidence reasonably satisfactory to it that the Credit Agreement, dated as of August 20, 2004, as amended or modified, to which the Company, certain financial institutions and KeyBank National Association, as Administrative Agent, are subject, has been terminated (along with all of the agreements, documents and instruments delivered in connection therewith) and all Indebtedness owing thereunder has been repaid.

     (i) The Administrative Agent shall have received evidence reasonably satisfactory to it that the Company’s Note Agreement, as amended or modified, dated as of August 17, 1999, and all of the 7.27% Senior Notes due 2009 issued thereunder, have been terminated (along with all of the agreements, documents and instruments delivered in connection therewith) and all Indebtedness owing thereunder has been repaid.
     (j) The Administrative Agent shall have received, in form and substance acceptable to it, a fully executed copy of the Foreign Subsidiary Pledge Agreement.
     (k) The Administrative Agent shall have received (i) audited consolidated financial statements of the Company for the fiscal years ended August 31, 2004 and August 31, 2005, (ii) unaudited interim consolidated financial statements of the Company for each quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to clause (i) of this paragraph with respect to which such financial statements are available and (iii) statements of profits and losses for those Subsidiaries of the Company organized in Europe and Asia, on a consolidated basis, for the two most recent fiscal years ended prior to the Closing Date.
The Administrative Agent shall notify the Borrowers and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 11.02) at or prior to 3:00 p.m., New York City time, no later than March 15, 2006 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).
     SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:
     (a) The representations and warranties of the Borrowers set forth in each Loan Document shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date.
     (b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.
     (c) No law or regulation shall prohibit, and no order, judgment or decree of any Governmental Authority shall enjoin, prohibit or restrain, any Lender from making the requested Loan or any Issuing Bank or Lender from issuing, renewing, extending or increasing the face amount of or participating in the Letter of Credit requested to be issued, renewed, extended or increased.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.
ARTICLE V
Affirmative Covenants
     Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Company covenants and agrees with the Lenders that:
     SECTION 5.01. Financial Statements and Other Information. The Company will furnish to the Administrative Agent and each Lender:
     (a) within 90 days after the end of each fiscal year of the Company, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied; provided, that the Company shall be deemed to have delivered the foregoing to the Administrative Agent and the Lenders if such information has been filed with the Securities and Exchange Commission and is available on the EDGAR site at www.sec.gov or any successor government site that is freely and readily available to the Administrative Agent and the Lenders without charge, or has been made available on the Company’s website www.aschulman.com, and the delivery date therefor shall be deemed to be the first day on which such information is available to the Administrative Agent and the Lenders on one of such web pages; provided, further, that the Company will promptly notify the Administrative Agent and the Lenders of each posting to such sites upon the occurrence thereof.
     (b) within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, its unaudited consolidated balance sheet and related unaudited statements of operations, stockholders’ equity, and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes; provided, that the Company shall be deemed to have delivered the foregoing to the Administrative Agent and the Lenders if such information has been filed with the Securities and Exchange Commission and is available on the EDGAR site at www.sec.gov or any successor government site that is freely and readily available to the Administrative Agent and the Lenders without charge, or has been made available on the Company’s website www.aschulman.com, and the delivery date therefor shall be deemed to be the first day on which such information is available to the Administrative Agent and the Lenders on one of such web pages; provided, further, that the Company will promptly notify the Administrative Agent and the Lenders of each posting to such sites upon the occurrence thereof.
     (c) no later than 15 Business Days after the 90th day after the end of each of the Company’s fiscal years (as contemplated in Section 5.01(a)), and no later than 15 Business Days after the 60th day after the end of each of the Company’s first three fiscal quarters of each fiscal year (as contemplated in Section 5.01(b)), a certificate of a Financial Officer of the Company (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.09, and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred specifying the effect of such change on the financial statements accompanying such certificate.
     (d) concurrently with the delivery of any compliance certificate with annual financials as required under clause (c) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);
     (e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Company or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with national securities exchanges (other than immaterial correspondence filed in the ordinary course of business and comment letters received from the Securities and Exchange Commission or responses thereto), or distributed by the Company or any Subsidiary thereof to its shareholders generally, as the case may be;
     (f) promptly following any request therefor, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act and (if applicable) the Money Laundering Regulations 2003 of the United Kingdom (as amended) and;
     (g) promptly following any request therefor, such other information regarding the operations, business affairs or financial condition of the Company or any Subsidiary, or compliance with the terms of this Agreement, as any Agent or any Lender may reasonably request.
     SECTION 5.02. Notices of Material Events. The Company will furnish to the Administrative Agent and each Lender prompt written notice of the following:
     (a) the occurrence of any Default;

     (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Company or any Affiliate thereof that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect;
     (c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Company and its Subsidiaries in an aggregate amount exceeding $25,000,000; and
     (d) any other development (other than a development with respect to a Multiemployer Plan, unless such development is the occurrence of an ERISA Event with respect to such Multiemployer Plan) that results in, or could reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
     SECTION 5.03. Existence; Conduct of Business. The Company will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business, except for such rights, licenses, permits, privileges and franchises the loss of which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, amalgamation, consolidation, liquidation or dissolution permitted under Section 6.03.
     SECTION 5.04. Payment of Obligations. The Company will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, would result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Company or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.
     SECTION 5.05. Maintenance of Properties; Insurance. The Company will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition (ordinary wear and tear excepted), and (b) maintain, with financially sound insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.
     SECTION 5.06. Books and Records; Inspection Rights. The Company will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries in all material respects are made of all dealings and transactions in relation to its business and activities. The Company will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested. The Company shall only be required to reimburse the Administrative Agent for reasonable costs and expenses incurred in connection with visits and inspections made during the continuance of an Event of Default.
     SECTION 5.07. Compliance with Laws. The Company will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
     SECTION 5.08. Use of Proceeds and Letters of Credit. Each Borrower will use the proceeds of the Loans and the Letters of Credit, as applicable, for general corporate purposes, including the repayment of certain Indebtedness and the repurchase of certain of the Borrowers’ Equity Interests, and for Permitted Acquisitions. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.
     SECTION 5.09. Additional Subsidiary Guarantors; Pledges of Equity Interests; Collateral Sharing Agreement. (a) The Company will cause any Person that becomes a Material Domestic Subsidiary after the date hereof (i) to execute and deliver to the Administrative Agent, within ten Business Days after the Company’s delivery, pursuant to Section 5.01(a) or (b), as applicable, of the financial statements for the fiscal period at the end of which such Person first becomes a Material Domestic Subsidiary, a supplement to the Subsidiary Guarantee Agreement, in the form prescribed therein, guaranteeing the obligations of the Borrowers hereunder and (ii) concurrently with the delivery of such supplement, to deliver to the Administrative Agent (x) evidence of action of such Person’s board of directors or other governing body authorizing the execution, delivery and performance thereof and (y) a favorable written opinion of counsel for such Person, in form and substance reasonably satisfactory to the Administrative Agent and covering such matters relating to such Person and the Subsidiary Guarantee Agreement as the Administrative Agent may reasonably request.
     (b) The Company and each Person required to be a Subsidiary Guarantor shall pledge to the Collateral Agent, under and pursuant to the Foreign Subsidiary Pledge Agreement and, upon its effectiveness, the Collateral Sharing Agreement, 65% of their respective Equity Interests in each Foreign Subsidiary directly owned by the Company or any such Person required to be a Subsidiary Guarantor. The Company shall deliver (and shall cause each applicable Person required to be Subsidiary Guarantor to deliver) all agreements, documents, instruments and opinion letters reasonably requested by the Administrative Agent or the Collateral Agent to give effect to, evidence, or otherwise support each such pledge. Such pledges shall be made in accordance with the Foreign Subsidiary Pledge Agreement. For each Foreign Subsidiary acquired or formed by the Company or a Person required to be a Subsidiary Guarantor after the Effective Date, the Company shall cause the pledge of 65% of the Equity Interests of such Foreign Subsidiary within 30 days after the date such Foreign Subsidiary is acquired or formed. Notwithstanding the foregoing or anything to the contrary in any Loan Document, none of the Equity Interests of Pt A. Schulman Plastics, an Indonesian Affiliate of the Company, shall be required to be pledged to the Collateral Agent until such time as the Company or a Subsidiary Guarantor (or any combination thereof) owns all of the Equity Interests of Pt A. Schulman Plastics. Upon acquiring all of such Equity Interests of Pt A. Schulman Plastics, the Company shall have 30 days during which to cause the pledge thereof in accordance with the requirements hereof and of the Foreign Subsidiary Pledge Agreement.
          (c) Simultaneously with the effectiveness of the Senior Notes and the Senior Note Purchase Agreement, the Company shall deliver to the Administrative Agent a fully executed copy of the Collateral Sharing Agreement, which Collateral Sharing Agreement shall be effective on and after such date.
ARTICLE VI
Negative Covenants
          Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Company covenants and agrees with the Lenders that:
          SECTION 6.01. Indebtedness. The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:
    (a) Indebtedness created hereunder;
    (b) Indebtedness existing on the date hereof and set forth in Schedule 6.01 and any extension, renewal or refinancing thereof so long as the aggregate principal amount thereof does not increase above the amount in effect on the date hereof;
    (c) Indebtedness owing by (x) a Loan Party to the Company where the proceeds of the loan giving rise to such Indebtedness result from and correspond with a Restricted Payment received by the Company from such Loan Party or another Loan Party, and (y) a Subsidiary that is not a Loan Party to the Company where the proceeds of the loan giving rise to such Indebtedness result from and correspond with a Restricted Payment received by the Company from such Subsidiary that is not a Loan Party or another Subsidiary that is not a Loan Party;
    (d) Indebtedness owing by (i) a Loan Party or a Foreign Subsidiary whose Equity Interests have been pledged to the Collateral Agent in accordance with the terms of this Agreement to another Loan Party or another Foreign Subsidiary whose Equity Interests have been pledged to the Collateral Agent in accordance with the terms of this Agreement, (ii) a Loan Party to a Subsidiary that is not a Loan Party, (iii) a Subsidiary that is not a Loan Party to another Subsidiary that is not a Loan party, and (iv) subject to compliance with the Total Assets Limitation, any Subsidiary that is not a Loan Party to a Loan Party;

    (e) Guarantees by (i) a Loan Party of Indebtedness owing by another Loan Party or a Foreign Subsidiary whose Equity Interests have been pledged to the Collateral Agent in accordance with the terms of this Agreement, (ii) a Subsidiary that is not a Loan Party of Indebtedness owing by a Loan Party or any Subsidiary that is not a Loan Party, and (iii) subject to compliance with the Total Assets Limitation, a Loan Party of Indebtedness owing by any Subsidiary that is not a Loan Party;
    (f) Indebtedness of the Company or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed $30,000,000 at any time outstanding;
    (g) Indebtedness in respect of the Senior Notes so long as (i) the terms and conditions set forth in the Senior Notes and the Senior Note Purchase Agreement are reasonably acceptable to the Administrative Agent and (ii) such Indebtedness and the holders thereof become and remain subject to the terms and conditions of the Collateral Sharing Agreement;
    (h) Indebtedness of the Company or any Subsidiary incurred pursuant to Permitted Receivables Facilities; provided that the Attributable Receivables Indebtedness thereunder shall not exceed an aggregate amount of $100,000,000 at any time outstanding;
    (i) Indebtedness of an Acquired Entity existing at the time of the related Permitted Acquisition which was not incurred in contemplation of such Permitted Acquisition, so long as, a determined on a pro forma basis prior to such Acquired Entity becoming a Subsidiary of the Company, the addition of such Indebtedness to the consolidated Indebtedness of the Company and its Subsidiaries does not cause an Event of Default under Section 6.09 or any other term or provision of this Agreement; and
    (j) other Indebtedness not described above incurred by the Company or any Subsidiary thereof; provided, however, that no such Indebtedness shall be incurred if an Event of Default is then outstanding or would result therefrom or if the Company and its Subsidiaries are unable, on a pro forma basis, to demonstrate compliance with the financial covenants set forth in Section 6.09; provided, further, the aggregate amount of Indebtedness incurred under this clause (j) by Subsidiaries that are not Loan Parties shall not exceed $30,000,000 in the aggregate at any time.
          SECTION 6.02. Liens. The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

          (a) Permitted Encumbrances;
          (b) any Lien on any property or asset of the Company or any Subsidiary existing on the date hereof and set forth in Schedule 6.02 and any extension, renewal or refinancing thereof so long as the obligation secured by such Lien does not exceed the amount of the initial obligation in effect on the date hereof; provided that (i) such Lien shall not apply to any other property or asset of the Company or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof;
          (c) any Lien existing on any property or asset prior to the acquisition thereof by the Company or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Company or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be;
          (d) Liens on fixed or capital assets acquired, constructed or improved by the Company or any Subsidiary and Liens on receivables resulting from the subsequent sale of such fixed or capital assets; provided that (i) such security interests secure Indebtedness permitted by clause (f) of Section 6.01, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Company or any Subsidiary;
          (e) Liens securing Indebtedness evidenced by the Senior Notes so long as such Indebtedness is permitted under Section 6.01 and the holders thereof remain subject to the terms and conditions of the Collateral Sharing Agreement;
          (f) Liens in connection with or to secure Indebtedness permitted under Section 6.01 that arise under Permitted Receivables Facilities; and
          (g) Liens securing Indebtedness not described above so long as the aggregate principal amount thereof is not in excess of $30,000,000 at any time.
          SECTION 6.03. Fundamental Changes. The Company will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise make any disposition of its property or the Equity Interests of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that:
    (i) the Company and its Subsidiaries may purchase and sell inventory in the ordinary course of business;

    (ii) the Company and its Subsidiaries may enter into and consummate Permitted Acquisitions;
    (iii) (A) any Person may merge into (1) the Company in a transaction where the Company is the survivor thereof, and (2) any other Loan Party where such Loan Party is the survivor thereof, and (B) any Person that is not required to be a Subsidiary Guarantor may merge into any other Person that is not required to be a Subsidiary Guarantor; provided, that if such Person is a Foreign Subsidiary whose Equity Interests are required to be pledged hereunder, such merger shall not terminate or nullify such pledge;
    (iv) any Loan Party may sell or transfer assets to any other Loan Party, and any Subsidiary that is not a Loan Party may sell or transfer assets to any Loan Party or any Subsidiary that is not a Loan Party;
    (v) the Company or any Subsidiary may sell Receivables under Permitted Receivables Facilities (subject to the limitation that the Attributable Receivables Indebtedness thereunder shall not exceed an aggregate amount of $100,000,000);
    (vi) if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, any Subsidiary that is not a Borrower may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the Lenders; provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04;
    (vii) the Company and its Subsidiaries may sell, transfer or otherwise dispose of excess, damaged, obsolete or worn out assets and scrap in the ordinary course of business; and
    (viii) the Company or any Subsidiary may engage in a sale or transfer of any asset not described above so long as the consideration received for such asset, when taken together with the consideration received for all other assets sold or transferred pursuant to this clause
    (viii) in any fiscal year, does not exceed 15% of Total Assets as in effect on the last day of the immediately preceding fiscal year.
In addition to the foregoing, the Company will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business if as a result thereof the general nature of the business of the Company and its Subsidiaries taken as a whole would be substantially changed from the general nature of the business of the Company and its Subsidiaries on the Effective Date.
     SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. The Company will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly-owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:
     (A) Permitted Acquisitions;
     (B) Permitted Investments;
     (C) investments by the Company in the capital stock of its Subsidiaries;
     (D) loans or advances made by (i) a Loan Party to any other Loan Party or to a Foreign Subsidiary whose Equity Interests have been pledged to the Collateral Agent in accordance with the terms of this Agreement or (ii) any Subsidiary that is not a Loan Party to a Loan Party or any other Subsidiary that is not a Loan Party;
     (E) Guarantees constituting Indebtedness permitted by Section 6.01;
     (F) the Company Stock Repurchase so long as no Event of Default would result therefrom; and
     (G) any loan, advance, Guarantee, investment, purchase or acquisition not described in the foregoing clauses (A) through (F) so long as the Company and its Subsidiaries are in compliance with the Total Assets Limitation immediately prior to and subsequent to the consummation of such loan, advance, Guarantee, investment, purchase or acquisition.
     SECTION 6.05. Swap Agreements. The Company will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Company or any Subsidiary has actual exposure (including, without limitation, those entered into to limit exposure to changes in commodity prices, but excluding those in respect of Equity Interests of the Company or any of its Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Company or any Subsidiary.
     SECTION 6.06. Restricted Payments. At any time before or after giving effect to any Restricted Payment the Net Debt Leverage Ratio is less than or equal to 3.00 to 1.00, the Company and its Subsidiaries may make such Restricted Payment. At any time before or after giving effect to any Restricted Payment the Net Debt Leverage Ratio is greater than 3.00 to 1.00, the Company will not, and will not permit any of its Subsidiaries to declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment during any fiscal year of the Company if the amount of such Restricted Payment, when taken together with all other Restricted Payments made during such fiscal year, would exceed 5% of Total Assets as in effect as of the last day of the immediately preceding fiscal year. Notwithstanding the foregoing, the Company will not, and will not permit any of its Subsidiaries to declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment if any Default or Event of Default has occurred and is continuing prior to making any such Restricted Payment or would arise after giving effect thereto.

     SECTION 6.07. Transactions with Affiliates. The Company will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Company or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Company and its Subsidiaries not involving any other Affiliate and (c) any Restricted Payment permitted by Section 6.06.
     SECTION 6.08. Restrictive Agreements. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Company or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Company or any other Subsidiary or to Guarantee Indebtedness of the Company or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.08 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness; provided, that upon the effectiveness thereof, the Senior Notes and the Senior Note Purchase Agreement must at all times permit the Lien granted under the Foreign Subsidiary Pledge Agreement to secure the Obligations, (v) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to a Permitted Receivables Facility or the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, and (vi) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.
     SECTION 6.09. Financial Covenants.
     (a) Minimum Interest Coverage Ratio. The Company will not permit the Interest Coverage Ratio to be less than 3.00 to 1.00 at any time.
     (b) Maximum Net Debt Leverage Ratio. The Company will not permit the Net Debt Leverage Ratio at any time during any period set forth below to exceed the respective ratio set forth opposite such period below:

Period	Ratio
From the Effective Date through and including August 31, 2007	3.50 to 1.00
Thereafter	3.25 to 1.00

ARTICLE VII
Events of Default
     If any of the following events (“Events of Default”) shall occur:
     (a) any Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
     (b) any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days;
     (c) any representation or warranty made or deemed made by or on behalf of any Borrower or any Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made;
     (d) any Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to any Borrower’s existence) or 5.08 or in Article VI;
     (e) any Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or in any other Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Company (which notice will be given at the request of any Lender);
     (f) any Loan Party or any Significant Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;
     (g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;
     (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization or other relief in respect of any Loan Party or any Significant Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, administrative, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, administrator, administrative receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any Significant Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unwithdrawn for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
     (i) any Loan Party or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, administrative receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, administrator, administrative receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any Significant Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment or arrangement for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
     (j) any Loan Party or any Significant Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
     (k) one or more judgments for the payment of money in an aggregate amount in excess of $25,000,000 (to the extent not covered by insurance) shall be rendered against any Loan Party, any Significant Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or any Significant Subsidiary to enforce any such judgment;
     (l) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;
     (m) a Change in Control shall occur;
     (n) the Company’s guarantee under Article X or the Subsidiary Guarantee Agreement shall not be, or shall be asserted by the Company or any Subsidiary Guarantor, as applicable, not to be, valid and in full force and effect;

     (o) the Collateral Agent shall fail to have a first priority perfected security interest in certain of Foreign Subsidiaries’ Equity Interests as required by the terms hereof and of the Foreign Subsidiary Pledge Agreement; or
     (p) any annual financials delivered pursuant to Section 5.01(a) shall be delivered with a “going concern” or like qualification or exception.
then, and in every such event (other than an event with respect to a Loan Party or Significant Subsidiary described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Company, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any such principal or face amount not so declared to be due and payable or required to be prepaid may thereafter be declared to be due and payable or required to be prepaid), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to a Loan Party or Significant Subsidiary described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.
ARTICLE VIII
The Agents
     Each of the Lenders and the Issuing Banks hereby irrevocably appoints each Applicable Agent as its agent and authorizes such Applicable Agent to take such actions on its behalf and to exercise such powers as are delegated to such Applicable Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.
     Each bank serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not such Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.
     The Agents shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.02), and (c) except as expressly set forth herein, no Agent shall have any duty to disclose, or shall be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the bank serving as such Agent or any of its Affiliates in any capacity. No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.02) or in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by a Borrower or a Lender, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent or (vi) the perfection or priority of any Lien securing the Obligations.
     Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent also may rely upon any statement made to it orally, by telephone or by e-mail and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for any Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent.
     Subject to the appointment and acceptance of a successor Agent as provided in this paragraph, any Agent may resign at any time by notifying the Lenders, the Issuing Banks (in the case of the Administrative Agent) and the Company. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Banks (in the case of a successor Administrative Agent), appoint a successor Agent, which, in the case of the Administrative Agent shall be a bank with an office in New York, New York, or an Affiliate of any such bank; and in the case of the European Agent, shall be a bank with an office in London, England, or an

Affiliate of any such bank. The appointment of a successor European Agent shall be subject to the consent of the Administrative Agent (such consent not to be unreasonably withheld). Upon the acceptance of its appointment as an Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by any Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between such Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Article and Section 11.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as an Agent.
     Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.
     Each Lender authorizes the Collateral Agent to enter into the Foreign Subsidiary Pledge Agreement and to take all action contemplated thereby. Each Lender agrees that no one (other than the Administrative Agent or the Collateral Agent) shall have the right individually to seek to realize upon the security granted by the Foreign Subsidiary Pledge Agreement, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent or the Collateral Agent for the benefit of the Lenders upon the terms of the Foreign Subsidiary Pledge Agreement. In the event that any collateral is hereafter pledged by any Person as collateral security for the Obligations, each of the Administrative Agent and the Collateral Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Lenders any Loan Documents necessary or appropriate to grant and perfect a Lien on such collateral in favor of the Administrative Agent or the Collateral Agent on behalf of the Lenders. The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to permit the release of any Lien granted to or held by the Administrative Agent or the Collateral Agent upon any collateral (i) upon termination of the Commitments, the expiration or termination of all Letters of Credit and payments and satisfaction of all of the Obligations (other than contingent indemnity obligations) at any time arising under or in respect of this Agreement or the Loan Documents or the transactions contemplated hereby or thereby; (ii) as permitted by, but only in accordance with, the terms of the applicable Loan Documents; or (iii) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder. Upon request by the Administrative Agent or the Collateral Agent at any time, the Lenders will confirm in writing the Administrative Agent’s or the Collateral Agent’s authority to release particular types or items of collateral pursuant hereto.
     Each Lender hereby authorizes the Administrative Agent to enter into the Collateral Sharing Agreement and to take all actions with respect to such agreement as contemplated hereunder or thereunder.

ARTICLE IX
Collection Allocation Mechanism
     SECTION 9.01. Implementation of CAM. (a) On the CAM Exchange Date, (i) the Commitments shall automatically and without further act be terminated as provided in Article VII, (ii) each US Tranche Lender shall immediately be deemed to have acquired (and shall promptly make payment therefor to the Administrative Agent in accordance with Section 2.04(c)) participations in the Swingline Loans under the US Tranche in an amount equal to such Lender’s US Tranche Percentage of each such Swingline Loan outstanding on such date, (iii) each French Tranche Lender shall immediately be deemed to have acquired (and shall promptly make payment therefor to the applicable Agent in accordance with Section 2.04(c)) participations in the Swingline Loans under the French Tranche in an amount equal to such Lender’s French Tranche Percentage of each such Swingline Loan outstanding on such date, (iv) simultaneously with the automatic conversions pursuant to clause (v) below (after giving effect to clauses (ii) and (iii) above), the Lenders shall automatically and without further act (and without regard to the provisions of Section 11.04) be deemed to have exchanged interests in the Loans (other than the Swingline Loans) and participations in Swingline Loans and Letters of Credit, such that in lieu of the interest of each Lender in each Loan and Letter of Credit in which it shall participate as of such date (including such Lender’s interest in the Obligations of each Borrower in respect of each such Loan and Letter of Credit), such Lender shall hold an interest in every one of the Loans (other than the Swingline Loans) and a participation in every one of the Swingline Loans and Letters of Credit (including the Obligations of each Borrower in respect of each such Loan and each Reserve Account established pursuant to Section 9.02 below), whether or not such Lender shall previously have participated therein, equal to such Lender’s CAM Percentage thereof, and (v) simultaneously with the deemed exchange of interests pursuant to clause (iv) above, the interests in the Loans to be received in such deemed exchange shall, automatically and with no further action required, be converted into the US Dollar Equivalent, determined using the Exchange Rate calculated as of such date, of such amount and on and after such date all amounts accruing and owed to the Lenders in respect of such Obligations shall accrue and be payable in US Dollars at the rate otherwise applicable hereunder. Each Lender and each Borrower hereby consents and agrees to the CAM Exchange, and each Lender agrees that the CAM Exchange shall be binding upon its successors and assigns and any person that acquires a participation in its interests in any Loan or any participation in any Swingline Loan or Letter of Credit. Each Borrower and each Lender agrees from time to time to execute and deliver to the Administrative Agent all such promissory notes and other instruments and documents as the Administrative Agent shall reasonably request to evidence and confirm the respective interests and obligations of the Lenders after giving effect to the CAM Exchange, and each Lender agrees to surrender any promissory notes originally received by it in connection with its Loans hereunder to the Administrative Agent against delivery of any promissory notes evidencing its interests in the Loans so executed and delivered; provided, however, that the failure of any Borrower to execute or deliver or of any Lender to accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange.
     (b) As a result of the CAM Exchange, upon and after the CAM Exchange Date, each payment received by the Administrative Agent pursuant to any Loan Document in respect of the Obligations, and each distribution made by the Administrative Agent pursuant to any Loan Document in respect of the Obligations, shall be distributed to the Lenders pro rata in accordance with their respective CAM Percentages. Any direct payment received by a Lender on or after the CAM Exchange Date, including by way of set-off, in respect of an Obligation shall be paid over to the Administrative Agent for distribution to the Lenders in accordance herewith.
     SECTION 9.02. Letters of Credit. (a) In the event that on the CAM Exchange Date any Letter of Credit under a Tranche shall be outstanding and undrawn in whole or in part, or any L/C Disbursement shall not have been reimbursed by the Company or with the proceeds of a Revolving Borrowing or Swingline Borrowing, each Lender under such Tranche shall promptly pay over to the Administrative Agent, in immediately available funds, an amount in US Dollars equal to such Lender’s Tranche Percentage of such undrawn face amount or (to the extent it has not already done so) such unreimbursed drawing, as applicable, together with interest thereon from the CAM Exchange Date to the date on which such amount shall be paid to the Administrative Agent at the rate that would be applicable at the time to a US Tranche ABR Revolving Loan in a principal amount equal to such undrawn face amount or unreimbursed drawing, as applicable. The Administrative Agent shall establish a separate account (each, a “Reserve Account”) or accounts for each Lender for the amounts received with respect to each such Letter of Credit pursuant to the preceding sentence. The Administrative Agent shall deposit in each Lender’s Reserve Account such Lender’s CAM Percentage of the amounts received from the Lenders as provided above. For the purposes of this paragraph, the US Dollar Equivalent of each Lender’s participation in each Letter of Credit denominated in an Alternative Currency shall be the amount in US Dollars determined by the Administrative Agent to be required in order for the Administrative Agent to purchase currency in the applicable Alternative Currency in an amount sufficient to enable it to deposit the actual amount of such participation in such undrawn Letter of Credit in the applicable Alternative Currency in such Lender’s Reserve Account. The Administrative Agent shall have sole dominion and control over each Reserve Account, and the amounts deposited in each Reserve Account shall be held in such Reserve Account until withdrawn as provided in paragraph (b), (c), (d) or (e) below. The Administrative Agent shall maintain records enabling it to determine the amounts paid over to it and deposited in the Reserve Accounts in respect of each Letter of Credit and the amounts on deposit in respect of each Letter of Credit attributable to each Lender’s CAM Percentage. The amounts held in each Lender’s Reserve Account shall be held as a reserve against the LC Exposures, shall be the property of such Lender, shall not constitute Loans to or give rise to any claim of or against any Borrower and shall not give rise to any obligation on the part of any Borrower to pay interest to such Lender, it being agreed that the reimbursement obligations in respect of Letters of Credit shall arise only at such times as drawings are made thereunder, as provided in Section 2.05.
     (b) In the event that after the CAM Exchange Date any drawing shall be made in respect of a Letter of Credit under a Tranche, the Administrative Agent shall, at the request of the applicable Issuing Bank, withdraw from the Reserve Account of each Lender under such Tranche any amounts, up to the amount of such Lender’s CAM Percentage of such drawing or payment, deposited in respect of such Letter of Credit and remaining on deposit and deliver such amounts to such Issuing Bank in satisfaction of the reimbursement obligations of the Lenders under such Tranche under Section 2.05(d) (but not of the Company under Section 2.05(e)). In the event that any Lender shall default on its obligation to pay over any amount to the Administrative Agent as provided in this Section 9.02, the applicable Issuing Bank shall have a claim against such Lender to the same extent as if such Lender had defaulted on its obligations under Section 2.05(d), but shall have no claim against any other Lender in respect of such defaulted amount, notwithstanding the exchange of interests in the Company’s reimbursement obligations pursuant to Section 9.01. Each other Lender shall have a claim against such defaulting Lender for any damages sustained by it as a result of such default, including, in the event that such Letter of Credit shall expire undrawn, its CAM Percentage of the defaulted amount.
     (c) In the event that after the CAM Exchange Date any Letter of Credit shall expire undrawn, the Administrative Agent shall withdraw from the Reserve Account of each Lender the amount remaining on deposit therein in respect of such Letter of Credit and distribute such amount to such Lender.
     (d) With the prior written approval of the Administrative Agent (not to be unreasonably withheld), any Lender may withdraw the amount held in its Reserve Account in respect of the undrawn amount of any Letter of Credit. Any Lender making such a withdrawal shall be unconditionally obligated, in the event there shall subsequently be a drawing under such Letter of Credit, to pay over to the Administrative Agent, in the currency in which such drawing is denominated, for the account of the applicable Issuing Bank, on demand, its CAM Percentage of such drawing or payment.
     (e) Pending the withdrawal by any Lender of any amounts from its Reserve Account as contemplated by the above paragraphs, the Administrative Agent will, at the direction of such Lender and subject to such rules as the Administrative Agent may prescribe for the avoidance of inconvenience, invest such amounts in customary, highly-rated, short-term investments reasonably acceptable to the Administrative Agent. Each Lender that has not withdrawn its amounts in its Reserve Account as provided in paragraph (d) above shall have the right, at intervals reasonably specified by the Administrative Agent, to withdraw the earnings on investments so made by the Administrative Agent with amounts in its Reserve Account and to retain such earnings for its own account.
     (f) Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement or any other Loan Document, to the extent the Borrowers have cash collateralized LC Exposure in respect of outstanding Letters of Credit within five (5) Business Days after the date such cash collateralization is required under the terms of this Agreement (including, without limitation, Section 2.05(j)), no Lender shall be required to deposit any amount in a Reserve Account or otherwise post any amount in respect of outstanding Letters of Credit as contemplated by this Section 9.02. In the event any LC Exposure is not cash collateralized as required under this Agreement and the Borrowers do not post required cash collateral within 5 Business Days after the date on which such cash collateral was required to be posted, then the Lenders shall be required to make deposits as and when contemplated in this Section 9.02 in the amount not secured by cash collateral required to be posted under Section 2.05(j) or otherwise.

ARTICLE X
Guarantee
     In order to induce the Lenders to extend credit to the other Borrowers hereunder, the Company hereby irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the payment when and as due of the Obligations of such other Borrowers. The Company further agrees that the due and punctual payment of such Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any such Obligation.
     The Company waives presentment to, demand of payment from and protest to any Borrower of any of the Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of the Company hereunder shall not be affected by (a) the failure of any Agent, Issuing Bank or Lender to assert any claim or demand or to enforce any right or remedy against any Borrower under the provisions of this Agreement, any other Loan Document or otherwise; (b) any extension or renewal of any of the Obligations; (c) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement, or any other Loan Document or agreement; (d) any default, failure or delay, willful or otherwise, in the performance of any of the Obligations; or (e) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of the Company or otherwise operate as a discharge of a guarantor as a matter of law or equity or which would impair or eliminate any right of the Company to subrogation.
     The Company further agrees that its agreement hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by any Agent, Issuing Bank or Lender to any balance of any deposit account or credit on the books of any Agent, Issuing Bank or Lender in favor of any Borrower or any other Person.
     The obligations of the Company hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of any of the Obligations, any impossibility in the performance of any of the Obligations or otherwise.
     The Company further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by any Agent, Issuing Bank or Lender upon the bankruptcy or reorganization of any Borrower or otherwise.
     In furtherance of the foregoing and not in limitation of any other right which any Agent, Issuing Bank or Lender may have at law or in equity against the Company by virtue hereof, upon the failure of any other Borrower to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the

Company hereby promises to and will, upon receipt of written demand by any Agent, Issuing Bank or Lender, forthwith pay, or cause to be paid, to the applicable Agent, Issuing Bank or Lender in cash an amount equal to the unpaid principal amount of such Obligations then due, together with accrued and unpaid interest thereon. The Company further agrees that if payment in respect of any Obligation shall be due in a currency other than US Dollars and/or at a place of payment other than New York and if, by reason of any Change in Law, disruption of currency or foreign exchange markets, war or civil disturbance or other event, payment of such Obligation in such currency or at such place of payment shall be impossible or, in the reasonable judgment of any Agent, Issuing Bank or Lender, disadvantageous to such Agent, Issuing Bank or Lender in any material respect, then, at the election of the Administrative Agent, the Company shall make payment of such Obligation in US Dollars (based upon the applicable Exchange Rate in effect on the date of payment) and/or in New York, and, as a separate and independent obligation, shall indemnify each Agent, Issuing Bank and Lender against any losses or reasonable out-of-pocket expenses that it shall sustain as a result of such alternative payment.
          Upon payment by the Company of any sums as provided above, all rights of the Company against any Borrower arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations owed by such Borrower to the Agents, the Issuing Banks and the Lenders.
          Nothing shall discharge or satisfy the liability of the Company hereunder except the full performance and payment of the Obligations.
ARTICLE XI
Miscellaneous
          SECTION 11.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone or e-mail (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows; provided, that the Company may deliver Borrowing Requests and prepayment/repayment notices to the Administrative Agent by e-mail pursuant to procedures agreed upon by the Company and the Administrative Agent (with e-mails, on and after the Effective Date, to be sent to the Administrative Agent care of nanette.wilson@jpmchase.com or such other designee as the Administrative Agent may select from time to time (with notice thereof to the Company)):
    (i) if to any Borrower, to it c/o A. Schulman, Inc., 3550 West Market Street, Akron, Ohio 44333, Attention: Chief Financial Officer;
    (ii) if to the Administrative Agent, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, Mail Code: IL 1-0010, 10 S. Dearborn St., 19th Floor, Chicago, IL 60603, Attention of Nanette Wilson (Telephone No. 312-385-7084/Telecopy No. 312-385-7096);

    (iii) if to the European Agent, to it at J. P. Morgan Europe Limited, Mail Code: London Wall/9, 125 London Wall, Floor 9, London EC2Y5AJ, United Kingdom, Attention of Manager of Loan & Agency Services (Telecopy No. 44 207 7772360) (in each case with a copy to the Administrative Agent as provided in clause (ii) above);
    (iv) if to any Issuing Bank, to it at its address (or telecopy number) set forth in its Issuing Bank Agreement;
    (v) if to the US Tranche Swingline Lender, to it at to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, Mail Code: IL 1-0010, 10 S. Dearborn St., 19th Floor, Chicago, IL 60603, Attention of Nanette Wilson (Telephone No. 312-385-7084/Telecopy No. 312-385-7096) (with a copy to the European Agent as provided in clause (iii) above to the extent a Swingline Loan is being made to a European Borrower);
    (vi) if to the French Tranche Swingline Lender, to it at J.P. Morgan Europe Limited, Mail Code: London Wall/9, 125 London Wall, Floor 9, London EC2Y5AJ, United Kingdom, Attention of Manager of Loan & Agency Services (Telecopy No. 44 207 7772360) (in each case with a copy to the Administrative Agent as provided in clause (ii) above); and
    (vii) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.
          (b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Applicable Agent and the applicable Lender. Each Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
          (c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
          SECTION 11.02. Waivers; Amendments. (a) No failure or delay by any Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.
          (b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or by the Borrowers and the Administrative Agent with the consent of the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall;
    (i) increase any Commitment of any Lender without the written consent of such Lender,
    (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby,
    (iii) postpone the date of any scheduled payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby,
    (iv) change Section 2.19(b) or (c) or any other provision providing for the pro rata nature of disbursements by or payments to Lenders, in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender (it being understood that any increase in the total US Tranche Revolving Commitments or French Tranche Commitments pursuant to Section 2.09 shall not be deemed to alter such pro rata sharing of payments),
    (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender,
    (vi) release the Company or all or substantially all of the Subsidiary Guarantors from, or limit or condition, its or their obligations under Article X or the Subsidiary Guarantee Agreement without the written consent of each Lender,
    (vii) unless otherwise permitted hereunder, release any of the Equity Interests pledged under the Foreign Subsidiary Pledge Agreement without the written consent of each Lender,
    (viii) change any provisions of Article IX without the written consent of each Lender, or

    (ix) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Tranche differently than those of Lenders holding Loans of any other Tranche without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each adversely affected Tranche;
provided further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of any Agent, any Issuing Bank or any Swingline Lender hereunder or under any other Loan Document without the prior written consent of such Agent, such Issuing Bank or such Swingline Lender, as the case may be, and (B) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of the US Tranche Lenders (but not the German Tranche Lenders or the French Tranche Lenders), the German Tranche Lenders (but not the US Tranche Lenders or the French Tranche Lenders) or the French Tranche Lenders (but not the US Tranche Lenders or the German Tranche Lenders) may be effected by an agreement or agreements in writing entered into by the Company and requisite percentage in interest of the affected Tranche of Lenders. Notwithstanding the foregoing, any amendment to this Agreement solely for the purpose of effecting an increase in the total Commitments in any Tranche pursuant to Section 2.09 may be entered into by the Company and any other relevant Borrower, the Administrative Agent and any other Applicable Agent, any Lender that has agreed to increase its Commitment in the relevant Tranche and any Person that has agreed to become a Lender hereunder and to have a Commitment in the relevant Tranche.
          SECTION 11.03. Expenses; Indemnity; Damage Waiver. (a) The Company shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by each Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by any Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for any Agent, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with any Loan Document, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided, however, that in no event shall the Company be required to reimburse the Lenders for more than one counsel to the Administrative Agent and one counsel for all of the other Lenders or any fees or charges of any financial advisor or other restructuring professional in excess of reasonable fees and charges charged or incurred by such financial advisor or other restructuring professional.
          (b) The Company shall indemnify each Administrative Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability arising out of the operations or properties of the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.
     (c) To the extent that the Company fails to pay any amount required to be paid by it to any Agent, any Issuing Bank or any Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to such Agent, such Issuing Bank or such Swingline Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent, such Issuing Bank or such Swingline Lender in its capacity as such; and provided further that payment of any amount by any Lender pursuant to this clause (c) shall not relieve the Company of its obligation to pay such amount, and such Lender shall have a claim against the Company for such amount. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum (without duplication) of the total Exposures and unused Commitments at the time.
     (d) To the extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.
     (e) All amounts due under this Section shall be payable not later than 10 days after written demand therefor.
     SECTION 11.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void)

and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:
     (A) the Company and the French Borrower, provided (1) that no consent of the Company or the French Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee and (2) that if an Event of Default occurred, any such assignment by Lender will not result in a non-exempt prohibited transaction under Section 4975 of the Code or Section 406 of ERISA or in the application of French withholding tax in contravention of the terms of this Agreement; and
     (B) the Administrative Agent and JPMorgan Chase Bank, N.A. for so long as it constitutes an Issuing Bank, provided, that no consent of the Administrative Agent shall be required for an assignment of a Term Loan to a Lender, an Affiliate of a Lender or Approved Fund.
     (ii) Assignments shall be subject to the following additional conditions:
     (A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Tranche, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than the US Dollar Equivalent of $5,000,000 in respect of Commitments or Loans under any Tranche, unless each of the Company and the Administrative Agent otherwise consent, provided that no such consent of the Company shall be required if an Event of Default has occurred and is continuing;
     (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Tranche of Commitments or Loans;

     (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;
     (D) the assignee, if it is not already a Lender under the applicable Tranche, hereby represents and warrants for the benefit of the Borrowers, the Agents and the Lenders that, as of the date of such assignment, it will comply with Section 2.17(e) and (f) with respect to withholding tax on payments by the Borrowers; and
     (E) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company and its Subsidiaries and their respective Securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.
     For the purposes of this Section 11.04(b), the term “Approved Fund” has the following meaning:
     “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17, 2.18 and 11.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
     (iv) The Administrative Agent, acting for this purpose as an agent of each Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans, and principal amount of LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Agents, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company, the other Agents, the Issuing Banks and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b), 2.19(d) or 11.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
     (c) (i) Any Lender may, without the consent of any Borrower, any Agent, any Issuing Bank or any Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Agents, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 11.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 2.18 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.19(c) as though it were a Lender.
     (ii) A Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16, 2.17 or 2.18 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s and the French Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Company and the French Borrower are notified of the participation sold to such Participant and such Participant undertakes, for the benefit of the Borrowers, to comply with Section 2.17(e) and (f) as though it were a Lender.
     (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
          SECTION 11.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17, 2.18 and 11.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.
          SECTION 11.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Agents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
          SECTION 11.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
     SECTION 11.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Borrower against any of and all the obligations of such Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
     SECTION 11.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.
     (b) Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be binding (subject to appeal as provided by applicable law) and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that any Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Borrower or its properties in the courts of any jurisdiction.
     (c) Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
     (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 11.01, and each of the Borrowers hereby appoints the Company as its agent for service of process. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

     SECTION 11.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     SECTION 11.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
     SECTION 11.12. Confidentiality. Each of the Agents, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations, (g) with the consent of the Company or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Company. For the purposes of this Section, “Information” means all information received from the Company relating to the Company or its business, other than any such information that is available to any Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Company; provided that, in the case of information received from the Company after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 11.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY

INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY AND ITS AFFILIATES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
     ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE COMPANY OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE COMPANY AND ITS AFFILIATES, AND THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE COMPANY AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.
     SECTION 11.13. Conversion of Currencies.
     (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.
     (b) The obligations of each Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrowers contained in this Section 11.13 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.
     SECTION 11.14. USA Patriot Act; European “Know Your Customer” Checks.
     (a) Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies each Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies such Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender to identify such Borrower in accordance with the Act.
     (b) If (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement; (ii) any change in the status of a Borrower after the date of this Agreement; or (iii) a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the European Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Borrower shall promptly upon the request of the European Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the European Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the European Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in this Agreement and the other Loan Documents. Each Lender shall promptly upon the request of the European Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the European Agent (for itself) in order for the European Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in this Agreement and the other Loan Documents. The Company shall, by not less than 10 Business Days’ prior written notice to the European Agent, notify the European Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an additional Borrower. Following the giving of any notice pursuant to paragraph (c) above, if the accession of such additional Borrower obliges the European Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the European Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the European Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the European Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an additional Borrower.
     SECTION 11.15. English Language. All certificates, instruments and other documents to be delivered under or supplied in connection with this Agreement shall be in the English language or shall attach a certified English translation thereof, which translation shall be the governing version. Within one month of the delivery of any financial statements or other information written in a language other than English, the Company shall deliver to the Administrative Agent and the Lenders sufficient copies for all the Lenders of an English translation of such financial statements.

     SECTION 11.16. Borrower Limitations. Other than the Company, each Borrower shall only be liable for its Obligations (including, without limitation, Loans extended to it) and shall not be liable for any other Borrower’s Obligations. The Company shall be liable for all of the Borrowers’ Obligations. Each Subsidiary Guarantor shall guaranty the repayment of all Obligations, irrespective of the Borrower that incurs such Obligations.
The remainder of this page is intentionally blank.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

A. SCHULMAN, INC.,
as the Company

By:	/s/ Robert A. Stefanko

Name: Robert A. Stefanko
Title: Treasurer

A. SCHULMAN EUROPE GmbH,
as the German Borrower

By:	/s/ Robert A. Stefanko

Name: Robert A. Stefanko
Title: Managing Director

A. SCHULMAN PLASTICS, S.A.,
as the French Borrower

By:	/s/ Robert A. Stefanko

Name: Robert A. Stefanko
Title: Director

A. SCHULMAN INTERNATIONAL SERVICES NV,
as the NV Borrower

By:	/s/ Robert A. Stefanko

Name: Robert A. Stefanko
Title: Director
Signature Page to
Credit Agreement

JPMORGAN CHASE BANK, N.A.,
individually, as a Lender and as Administrative Agent

By:	/s/ Steven P. Sullivan

Name: Steven P. Sullivan
Title: Vice President

J.P. MORGAN EUROPE LIMITED,
individually and as European Agent

By:	/s/ M. Graves

Name: M. Graves
Title: Associate

By:	/s/ Belda Lucas

Name: Belda Lucas
Title: Associate

J.P. MORGAN EUROPE LIMITED,
individually and as a Lender

By:	/s/ Alastair Stevenson

Name: Alastair Stevenson
Title: Vice President
Signature Page to
Credit Agreement

KBC BANK, NV,
as a Lender and as Syndication Agent

By:	/s/ William Cavanaugh

Name: William Cavanaugh
Title: Vice President

By:	/s/ Robert Snauffer

Name: Robert Snauffer
Title: First Vice President
Signature Page to
Credit Agreement

FIFTH THIRD BANK,
as a Lender and as Documentation Agent

By:	/s/ Martin H. McGinty

Name: Martin H. McGinty
Title: Vice President
Signature Page to
Credit Agreement

HARRIS N.A.,
as a Lender

By:	/s/ Thad D. Rasche

Name: Thad D. Rasche
Title: Director
Signature Page to
Credit Agreement

COMMERZBANK AKTIENGESELLSCHAFT,
NEW YORK AND GRAND CAYMAN BRANCHES, as a Lender

By:	/s/ John Marlatt

Name: John Marlatt
Title: Senior Vice President

By:	/s/ Hajo Neugaertner

Name: Hajo Neugaertner
Title: Vice President
Signature Page to
Credit Agreement

PNC BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Joseph G. Moran

Name: Joseph G. Moran
Title: Managing Director
Signature Page to
Credit Agreement

BNP PARIBAS,
as a Lender

By:	/s/ Gaye Plunkett

Name: Gaye Plunkett
Title: Vice-President

By:	/s/ Andy Strait

Name: Andy Strait
Title: Managing Director
Signature Page to
Credit Agreement

CHARTER ONE BANK, N.A.,
as a Lender

By:	/s/ Debra L. McAllonis

Name: Debra L. McAllonis
Title: Senior Vice President
Signature Page to
Credit Agreement

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
CHICAGO BRANCH,
as a Lender

By:	/s/ Tsuguyuki Umene

Name: Mr. Tsuguyuki Umene
Title: Deputy General Manager
Signature Page to
Credit Agreement

FORTIS CAPITAL CORP.,
as a Lender

By:	/s/ John W. Deegan

Name: John W. Deegan
Title: Senior Vice President

By:	/s/ Steven Silverstein

Name: Steven Silverstein
Title: Vice President
Signature Page to
Credit Agreement

NATIONAL CITY BANK,
as a Lender

By:	/s/ Kevin O. Thompson

Name: Kevin O. Thompson
Title: Senior Vice President
Signature Page to
Credit Agreement

WELLS FARGO BANK, N.A.,
as a Lender

By:	/s/ Peter Martinets

Name: Peter Martinets
Title: Vice President

By:	/s/ Steven Buehler

Name: Steven Buehler
Title: Vice President
Signature Page to
Credit Agreement